
                                       SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a) of the Securities
                                Exchange Act of 1934 (Amendment No.  )

            Filed by the Registrant [X]

            Filed by a Party other than the Registrant [_]

            Check the appropriate box:

            [_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                                         Commission Only (as permitted by
                                                         Rule 14a-6(e)(2))
            [X]  Definitive Proxy Statement

            [_]  Definitive Additional Materials

            [_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            Corio, Inc.
            --------------------------------------------------------------------------------
                           (Name of Registrant as Specified In Its Charter)

                                     _Enter Company Name Here_
            --------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


            Payment of Filing Fee (Check the appropriate box):

            [X] No fee required.

            [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


                 (1) Title of each class of securities to which transaction applies:

                 (2) Aggregate number of securities to which transaction applies:

                 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 (4) Proposed maximum aggregate value of transaction:

                 (5) Total fee paid:

            [_]  Fee paid previously with preliminary materials.

            [_]  Check box if any part of the fee is offset as provided by Exchange
                 Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                 (1) Amount Previously Paid:

                 (2) Form, Schedule or Registration Statement No.:

                 (3) Filing Party:

                 (4) Date Filed:

            Notes:


                              [CORIO, INC. LOGO]

April 2, 2001

To Our Stockholders:

   You are cordially invited to attend the Annual Meeting of Stockholders of Corio, Inc., to be held on April 25, 2001. Enclosed are the notice of this meeting, a proxy statement, and a form of proxy. Please note that the meeting will be held at 10:00 a.m., local time, at the Company's facilities located at 959 Skyway Road, Suite 100, San Carlos, California 94070.

   Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

   It is important that your shares be represented at this meeting, so please complete and return the enclosed proxy card as soon as possible.

Sincerely,

/s/ George Kadifa
George Kadifa
President and Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 25, 2001

TO THE STOCKHOLDERS OF CORIO, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Corio, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters at 959 Skyway Road, Suite 100, San Carlos, CA 94070, at 10:00 a.m., local time, on April 25, 2001, for the following purposes:

  1. Election of Directors. To elect three directors of the Company to serve until the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified.

  2. Appointment of Auditors. To ratify the appointment of KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2001.

  3. Other Business. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof. The Board of Directors has fixed the close of business on March 23, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the 2001 Annual Meeting of Stockholders and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          /s/ George Kadifa
                                          George Kadifa
                                          Chairman of the Board,
                                          President and Chief Executive
                                           Officer

San Carlos, California
April 2, 2001

                            YOUR VOTE IS IMPORTANT.
 WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED.


               Mailed to Stockholders on or about April 2, 2001

                                  CORIO, INC.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 2001
                                      AND
                    ANNUAL FINANCIAL REPORT TO STOCKHOLDERS

                               TABLE OF CONTENTS

                                PROXY STATEMENT

Information Concerning Solicitation and Voting...........................    1
Proposal No. 1 -- Election of Directors..................................    3
Proposal No. 2 -- Approval of Auditors...................................    7
Management...............................................................    8
Security Ownership of Certain Beneficial Owners and Management...........    9
Executive Compensation and Other Information.............................   11
Certain Relationships and Related Transactions...........................   14
Report of the Compensation Committee of the Board of Directors...........   15
Report of the Audit Committee of the Board of Directors..................   17
Compensation Committee Interlocks and Insider Participation..............   17
Stock Performance Graph..................................................   18
Changes in Independent Public Accountants................................   19
Other Matters............................................................   20

                   ANNUAL FINANCIAL REPORT TO STOCKHOLDERS
Selected Financial Data..................................................  F-1
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  F-3
Risk Factors............................................................. F-10
Note Regarding Forward-Looking Statements................................ F-23
Balance Sheets
  as of December 31, 2000 and 1999....................................... F-24
Statements of Operations
  Corio Period:
    for the years ended December 31, 2000 and 1999....................... F-25 for the period from September 1, 1998 (date of inception) to December
     31, 1998............................................................ F-25
  DSCI Period:
    for the period from October 1, 1997 to September 4, 1998 (date of acquisition)........................................................ F-25
Statements of Stockholders' Equity (Deficit)
  Corio Period:
    for the years ended December 31, 2000 and 1999....................... F-26 for the period from September 1, 1998 (date of inception) to December
     31, 1998............................................................ F-26
  DSCI Period:
    for the period from October 1, 1997 to September 4, 1998 (date of acquisition)........................................................ F-26
Statements of Cash Flows
  Corio Period:
    for the years ended December 31, 2000 and 1999....................... F-27 for the period from September 1, 1998 (date of inception) to December
     31, 1998............................................................ F-27
  DSCI Period:
    for the period from October 1, 1997 to September 4, 1998 (date of acquisition)........................................................ F-27
Notes to Financial Statements............................................ F-28
Report of Independent Auditors........................................... F-46
Selected Quarterly Financial Data (unaudited)............................ F-47
Corporate Information

CORIO, INC______________________________________________________PROXY.STATEMENT

                                  CORIO, INC.
                          959 Skyway Road, Suite 100
                         San Carlos, California 94070

                                PROXY STATEMENT
                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

                              PROCEDURAL MATTERS

General Information

   This Proxy Statement is furnished to the stockholders of Corio, Inc., a Delaware corporation ("us", "we" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board" or "Board of Directors") of proxies in the accompanying form for use in voting at the 2001 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on April 25, 2001, at the Company's headquarters at 959 Skyway Road, Suite 100, San Carlos, CA 94070, at 10:00 a.m., local time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Quorum And Voting Procedures

   The close of business on March 23, 2001 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock of the Company (the "Common Stock") entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 50,201,271 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

   In the election of directors, the three candidates receiving the highest number of affirmative votes will be elected as directors. Any other proposals require for approval (i) the affirmative vote of a majority of the shares "represented and voting" and (ii) the affirmative vote of a majority of the required quorum. The required quorum for the transaction of business at the Annual meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (the "Quorum"). Shares that are voted "FOR," "AGAINST" or "ABSTAIN" in a matter are treated as being present at the meeting for purposes of establishing the Quorum, but only shares voted "FOR" or "AGAINST" are treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter. Accordingly, abstentions and broker non-votes, if any, will be counted for purposes of determining the presence or absence of the Quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

Revocability Of Proxies

   Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Corio, Inc., 959 Skyway Road, Suite 100, San Carlos, California 94070, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

CORIO, INC______________________________________________________PROXY.STATEMENT


Solicitation Of Proxies

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Stockholder Proposals

   Any proposal of a stockholder of the Company which is intended to be presented by such stockholders at the Company's Annual Meeting of Stockholders in the year 2002, either pursuant to inclusion in the proxy statement and form of proxy relating to such meeting or otherwise, must be received by the Secretary of the Company no later than December 1, 2001.

CORIO, INC______________________________________________________PROXY.STATEMENT

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors is between six and nine members and the Board currently has eight members. Three directors will be elected at the Annual Meeting to serve as Class 1 Directors until the 2004 Annual Meeting of Stockholders or until their successors are elected or appointed and qualified or until the director's earlier resignation or removal. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as a director, if elected. Each of the three nominees for director who receives the greatest number of votes will be elected.

   Set forth below are the names and certain information relating to each of the three Class 1 Director nominees:

                                                      Position
                                                        with   Director  Term
                  Nominee                   Class Age Company   Since   Expires
                  -------                   ----- --- -------- -------- -------
Aneel Bhusri(1)(2).........................    1   35 Director   1999    2004
Glenn W. Marschel, Jr......................    1   54    --       --     2004
Ernest M. von Simson.......................    1   62    --       --     2004

--------
(1) Member of Audit Committee

(2) Member of Compensation Committee

   Aneel Bhusri has served as a director since April 1999 and is a member of the Compensation Committee and the Audit Committee of the Board of Directors. Mr. Bhusri is a general partner at Greylock Management, a venture capital firm, which he joined in April 1999. Mr. Bhusri has been affiliated with PeopleSoft since August 1993, initially as the company's Senior Vice President responsible for product strategy, business development and marketing, and most recently as Vice Chairman. He serves on the board of directors of PeopleSoft, Guru.com, HelloAsia, Marimba, Polyserve, Brience, and Cameraworld.com. Mr. Bhusri holds a B.S. in Electrical Engineering from Brown University and an M.B.A. from the Graduate School of Business at Stanford University.

   Glenn W. Marschel, Jr. has been President and Chief Executive Officer of NetNumber.com Inc., an Internet telecommunications services company, since July 2000. Prior to joining NetNumber, from July 1998 to June 2000, he served as President and Chief Executive Officer of Faroudja Inc, a video processing company, and from August 1997 to June 1998, as Executive Chairman of Additech, Inc., a petrochemicals company. From December 1995 to July 1997, he was President and Chief Executive Officer of Paging Network Inc., a provider of wireless messaging services, and from March 1995 to December 1995, he served as Vice Chairman of First Financial Management Corporation, a company in the credit card transaction processing business. From 1972 to 1994, Mr. Marschel held various positions at Automatic Data Processing Inc, an information systems company, last serving as President of the Employer Services Group. Mr. Marschel is a member of the boards of directors of Sabre Holdings Corp, Sage Inc., and Travelocity.com Inc. Mr. Marschel holds a B.S. in finance from the University of Missouri.

   Ernest M. von Simson has been a Senior Partner and President of Cassius Advisors, a company that assists large companies in implementing e-commerce strategies, since September 1999. From September 1979 to September 1999, he was a Senior Partner at the Research Board, a company that assists large companies with

CORIO, INC______________________________________________________PROXY.STATEMENT

their information technology strategies. Mr. von Simson is a member of the board of directors of Brio Technology and various private companies. He holds an A.B. in international relations from Brown University and an M.B.A. from New York University.

   Set forth below are the names and certain information relating to each of the six current directors whose term as a director of the Company is not expiring:

                                                              Director  Term
  Additional Directors   Class Age   Position with Company     Since   Expires
  --------------------   ----- --- -------------------------- -------- -------
George Kadifa...........    2   41 President, Chief Executive   2000    2002
                                   Officer and Director
James T. Barrett........    2   43 Director                     1999    2002
Ted E. Schlein(2)(3)....    2   36 Director                     1998    2002
Vinod Khosla(2)(3)......    3   46 Director                     1998    2003
Roger Siboni(1).........    3   46 Director                     1999    2003
George Still,               3   43                              1999    2003
 Jr.(1)(3)..............           Director

--------
(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Mr. Khosla is resigning from the Board, effective as of the date of the Annual Meeting. The Board has appointed George Still, Jr., whose term as a Class 1 Director expires at the Annual Meeting, to fill the vacancy created by Mr. Khosla's resignation, and Mr. Still will remain a member of the Audit Committee. Effective as of Mr. Khosla's resignation, Mr. Still will serve as a Class 3 Director until 2003 or his earlier resignation. The Board also appointed Ted Schlein to the Compensation Committee effective upon Mr. Khosla's resignation.

   George Kadifa has served as our President, Chief Executive Officer and as a director since August 1999. Prior to joining us, from August 1992 to August 1999, Mr. Kadifa was Group Vice President and later Senior Vice President of Industrial Sector Worldwide at Oracle Corporation, a supplier of software for information management. Mr. Kadifa holds a B.S. in Electrical Engineering from the American University of Beirut, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from the Graduate School of Business at the University of Chicago.

   James T. Barrett has served as a director since July 2000. Mr. Barrett has been affiliated with Cap Gemini Ernst & Young since 1981, and currently serves as Director of Global Operations. Mr. Barrett has held various key management positions at Cap Gemini Ernst & Young, including Area Director of Information Technology Services, Global Director of Consumer Products and Retail Consulting and Director of Product Industries. Mr. Barrett holds a B.B.A. in Accounting and Information Systems from the University of Cincinnati.

   Ted E. Schlein has served as a director since September 1998. Mr. Schlein is a general partner at Kleiner Perkins Caufield & Byers, which he joined in November 1996. From June 1986 to October 1996, Mr. Schlein served in a variety of executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, most recently as Vice President, Enterprise Products. Mr. Schlein serves on the board of directors of Extensity and also serves on the board of directors of several private companies, including weservehomes.com, eVolution, Portera Systems, Angara, Linuxcare, Wine.com, Nonstop Solutions, and Iron Planet. Mr. Schlein holds a B.S. in economics from the University of Pennsylvania.

   Vinod Khosla has served as a director since September 1998. Mr. Khosla is a general partner at Kleiner Perkins Caufield & Byers, a venture capital firm, which he joined in 1987. Mr. Khosla co-founded Daisy Systems. Mr. Khosla founded and served as Chief Executive Officer at Sun Microsystems, Inc. Mr. Khosla serves on the board of directors of Cerent Corporation, Concentric Network, Excite Inc., Juniper Networks, Micropose,

CORIO, INC______________________________________________________PROXY.STATEMENT

Nova Telecommunications, Total Entertainment Network and Qwest Communications. Mr. Khosla holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology, an M.S. in Biomedical Engineering from Carnegie Mellon University and an M.B.A from the Graduate School of Business at Stanford University. Mr. Khosla intends to resign from the Board of Directors effective April 25, 2001. The Board of Directors has appointed George Still, Jr., a Class 1 Director whose term will expire at the Annual Meeting, to fill the vacancy caused by Mr. Khosla's resignation.

   Roger S. Siboni has served as a director since July 1999. Mr. Siboni has served as President, Chief Executive Officer and as a member of the board of directors of E.piphany, a software company, since August 1998. Prior to joining E.piphany, Mr. Siboni served, from October 1996 to July 1998, as Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting organization. Mr. Siboni also served as National Managing Partner of KPMG's information and communications practice from June 1993 to October 1996. He serves on the board of directors of Brience, Cadence Design Systems, Inc., FileNET, Inc., and WebMethods. Mr. Siboni holds a B.S. in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in New York and California.

   George J. Still, Jr. has served as a director since May 1999 and is a member of the Audit Committee of the Board of Directors. Mr. Still is a general partner at Norwest Venture Partners, a venture capital firm, which he joined in October 1989, and is a managing partner of several partnerships of Norwest Venture Partners. Norwest was the sole venture investor in PeopleSoft, for which Mr. Still currently serves on the board of directors. Mr. Still was a co-founder of PeopleMan and Verio. Mr. Still also serves as a director of several private companies including Software Technologies Corp., Embark.com, MetaPath Software International, Market-Touch, Rates.com, eForce, Inc. and Website Pros, Inc. Mr. Still received a B.S. from Pennsylvania State University and an M.B.A. from the Amos Tuck School at Dartmouth College. The Board of Directors has appointed Mr. Still to fill the vacancy created by Mr. Khosla's resignation. Effective as of such resignation, Mr. Still will be a Class 3 Director and will serve until the expiration of his term or 2003 or his earlier resignation. In conjunction with his appointment as a Class 3 Director, the Board has also appointed Mr. Still to continue to serve on the Audit Committee of the Board.

   Set forth below is certain information relating to Jonathan J. Lee, a current Class 1 Director whose term as a director will expire at the Annual Meeting and who will not be standing for re-election:

   Jonathan J. Lee is our founder and served as our Chief Strategy Officer from August 1999 to December 2000 and as a director since September 1998. Mr. Lee served as our President from September 1998 to August 1999 and as our Chief Executive Officer from September 1998 to February 1999 and from April 1999 to August 1999. From October 1989 to September 1998, Mr. Lee served as Chief Executive Officer and founder of DSCI, a provider of enterprise resource planning applications and our predecessor company. Mr. Lee serves on the board of directors of Alerio. Mr. Lee holds a B.S. in Accounting and Marketing from the University of California at Berkeley and a B.S. in Information Management Systems from the University of California at San Francisco. He is also an alumnus of the Executive Program at the Graduate School of Business at Stanford University.

Meetings and Committees of the Board of Directors

   During the fiscal year ended December 31, 2000 the Board met eight times. Each Director attended no fewer than 75% of all the scheduled meetings of the Board and its committees on which he served after becoming a member of the Board, with the exception of Mr. Siboni, who attended 63% of the Board meetings and 33% of the Audit Committee meetings and Mr. Still, who attended 63% of the Board meetings and 66% of the Audit Committee meetings. The Board has two committees, the Audit Committee and the Compensation Committee.

CORIO, INC______________________________________________________PROXY.STATEMENT


   The Audit Committee, which held three meetings by telephone during the fiscal year ended December 31, 2000, consists of Messrs. Bhusri, Siboni and Still. The Audit Committee oversees a comprehensive system of internal controls to ensure the integrity of the financial reports and compliance with laws, regulations, and corporate policy, and recommends resolutions for any disputes that may arise between management and the Company's auditors.

   The Compensation Committee, which held four meetings in the fiscal year ended December 31, 2000, consists of Messrs. Bushri and Khosla. The Compensation Committee reviews and approves the compensation and benefits for the Company's officers and directors, supervises administration of the Company's 1998 Stock Purchase Plan (the "1998 Plan") and Employee Stock Purchase Plan 2000 and performs such other duties as may from time to time be determined by the Board. Effective upon Mr. Khosla's resignation, Mr. Schlein will replace Mr. Khosla on the Compensation Committee.

   The Board of Directors currently has no nominating committee or committee performing a similar function.

Compensation Of Directors

   Directors currently do not receive any cash compensation from us for their services as members of our board of directors, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our 1998 Stock Plan. In July 1999, Mr. Siboni was granted the right to purchase 25,000 shares of our common stock and to early exercise 100,000 stock options granted to him in January 1999. Option grants to directors are at our discretion, and, although we plan to grant options to directors to compensate them for their service, we have no specific plans regarding the amounts to be granted to our directors.

                 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                  OF MESSRS. BHUSRI, MARSCHEL AND VON SIMSON
                          AS DIRECTORS OF THE COMPANY

CORIO, INC______________________________________________________PROXY.STATEMENT

                                  PROPOSAL 2

                             APPROVAL OF AUDITORS

   The Board of Directors, following the recommendation of the Audit Committee, has appointed KPMG LLP, independent auditors, to audit our financial statements for the fiscal year ending December 31, 2001. This appointment is being presented to the stockholders for ratification at the meeting. The affirmative vote of the holders of a majority of the shares present in person or represented by Proxy and entitled to vote at the meeting is required to ratify the Board's appointment. If the appointment is not ratified, the Board of Directors will reconsider its selection.

   KPMG LLP has been our auditors since March 2000. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to address the audience at the meeting, and will be available to answer appropriate questions from stockholders.

Audit Fees

   Audit fees billed or expected to be billed to the Company by KPMG LLP for the Company's 2000 fiscal year, including fees for the review of the Company's interim financial statements included in the Company's quarterly reports on Form 10-Q, totaled $341,000.

Financial Information Systems Design and Implementation Fees

   The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

All Other Fees

   Fees billed to the Company by KPMG LLP for the Company's 2000 fiscal year for all other services rendered to the Company, primarily for the Company's IPO, totaled $902,873.

   The Audit Committee has considered whether the provision of services for non-audit services is compatible with KPMG LLP independence.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF
                KPMG LLP AS CORIO INC.'S INDEPENDENT AUDITORS.

CORIO, INC______________________________________________________PROXY.STATEMENT

                                  MANAGEMENT

   The following table sets forth certain information concerning our executive officers:

   Name                   Age                     Position
   ----                   ---                     --------
   George Kadifa.........  41 President and Chief Executive Officer
   Bradford J. Boston....  47 Executive Vice President, Operations
   Eric J. Keller........  48 Executive Vice President, Chief Financial Officer
   John B. Ottman........  43 Executive Vice President, Worldwide Markets

   George Kadifa has served as our President, Chief Executive Officer and as a director since August 1999. Prior to joining us, from August 1992 to August 1999, Mr. Kadifa was Group Vice President and later Senior Vice President of Industrial Sector Worldwide at Oracle Corporation, a supplier of software for information management. Mr. Kadifa holds a B.S. in Electrical Engineering from the American University of Beirut, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from the Graduate School of Business at the University of Chicago.

   Bradford J. Boston has served as our Executive Vice President of Operations since July 2000. Prior to joining us, from June 1996 to July 2000, Mr. Boston held various management positions at Sabre Holdings, Inc., a travel software application provider, most recently as Senior Vice President. From September 1994 to June 1996, Mr. Boston served as Senior Vice President for Standards and Information Processing at American Express Corporation. From 1980 to 1994, Mr. Boston held various management positions at American Express, VISA International, United Airlines and other corporations. Mr. Boston holds a B.S. in Computer Science from the University of Illinois, Champaign-Urbana.

   Eric J. Keller has served as our Chief Financial Officer since February 2000. Prior to joining us, from January 1996 to June 1999, Mr. Keller served as Chief Financial Officer at Aspect Communications Corporation, a provider of customer relationship portals, and from June 1999 to February 2000 as an executive advisor of Aspect. From June 1993 to January 1996, Mr. Keller served as Chief Financial Officer of Ventritex, Inc. a manufacturer of medical devices. Mr. Keller holds a B.S. in Industrial Relations from Cornell University and an M.B.A. from the University of California at Berkeley.

   John B. Ottman has served as Executive Vice President of Worldwide Markets since December 1999. Prior to joining us, from November 1989 to November 1999, Mr. Ottman held various key management positions at Oracle Corporation, most recently as Group Vice President of the Industrial Sector, managing Oracle's sales of enterprise resource planning, supply chain management and Internet procurement software to the high tech, automotive, aerospace and defense industries. Mr. Ottman's other management positions at Oracle included Vice President, Global Alliances, Regional Manager and Area Manager. Mr. Ottman holds a B.A. in History from Denison University.

Relationships Among Directors or Executive Officers

   There are no family relationships among any of our directors or executive officers.

CORIO, INC______________________________________________________PROXY.STATEMENT

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of February 28, 2001 for (i) each person who is known by us to beneficially own more than 5% of our Common Stock, (ii) each of our directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

                                               Number of Shares Percentage of
                                                 Beneficially       Shares
               Name and Address                    Owned(1)     Outstanding(2)
               ----------------                ---------------- --------------
Entities affiliated with Kleiner Perkins
 Caufield & Byers, and
 Vinod Khosla and Ted Schlein(3)..............    12,294,616         24.5
 2750 Sand Hill Road
 Menlo Park, CA 94025

Norwest Venture Partners VII and George J.
 Still, Jr.(4)................................     4,198,462          8.4
 245 Lytton Avenue, Suite 250
 Palo Alto, CA 94301-1426

Cap Gemini Ernst & Young U.S. LLC and James
 Barrett(5)...................................     3,294,143          6.6
 1114 Avenue of the Americas, 29th Floor
 New York, NY 10036

Greylock IX Limited Partnership and Aneel
 Bhusri(6)....................................     2,624,615          5.2
 755 Page Mill Road Building A, Suite 100
 Palo Alto, CA 94304

Jonathan and Su Lee, as trustees of the Lee
 Revocable Trust, and
 Jonathan Lee(7)..............................     2,046,546          4.1

George Kadifa(8)..............................     1,071,944          2.1

Roger Siboni(9)...............................       125,000           *

Eric Keller(10)...............................       151,000           *

Bradford Boston...............................             0           *

John Ottman(11)...............................        91,000           *

All executive officers and directors as a
 group (11 persons)...........................    25,897,326         51.5

--------
  * Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2001 are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) Percentage beneficially owned is based on an aggregate of 50,201,271 shares outstanding as of March 23, 2001.

 (3) Consists of 5,762,308 shares held by KPCB Java Fund, L.P., 5,184,574 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 300,234 shares held by KPCB VIII Founders Fund, L.P., 277,500 shares held

CORIO, INC______________________________________________________PROXY.STATEMENT

    by KPCB Information Sciences Fund Zaibatsu Fund II, L.P. and 770,000 shares held by the spouse of Vinod Khosla. Both Khosla and Schlein are members of our board of directors and general partners of Kleiner Perkins Caufield & Byers. Mr. Khosla and Mr. Schlein disclaim beneficial ownership of the shares held by the funds affiliated with Kleiner Perkins Caufield & Byers except to the extent of their pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers for the shares held by KPCB Information Science Zaibatsu Fund II, L.P.: Brook Byers, John Doerr, Vinod Khosla, Joseph Lacob, Kevin Compton, W.S. McKinsey and William Hearst. The following natural persons exercise voting rights and/or dispositive powers for the shares held by the KPCB Java Fund, L.P., Kleiner Perkins Caufield & Byers VIII, L.P. and Kleiner Perkins Caufield & Byers Founders Fund, L.P.: Brook Byers, John Doerr, James Lally, Floyd Kvamme, Vinod Khosla, Joseph Lacob, Bernard Lacroute, Kevin Compton, W.S. McKinsey and William Hearst.

 (4) 4,198,462 shares are held by Norwest Venture Partners VII. George J. Still, Jr. is a member of our board of directors and a general partner of Norwest Venture Partners VII. Mr. Still disclaims beneficial ownership of the shares held by the funds affiliated with Norwest Venture Partners VII except to the extent of his pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers for the shares held by Norwest Venture Partners VII: John P. Whaley, Itasca VC Partners VII LLP, George Still, Jr. and Promod Hague.

 (5) Consists of 960,810 shares and warrants to acquire 2,333,333 shares held by Cap Gemini Ernst & Young U.S. LLC or CGEY. CGEY may exercise the warrant by means of a cash payment in an amount equal to the exercise price or pursuant to net issue exercise whereby CGEY would receive shares equal to the value of the warrant. Mr. Barrett disclaims beneficial ownership of the shares held by CGEY except to the extent of his pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers over the shares issuable upon the exercise of the warrant: Geoff Unwin, William Wartluft and Mike Meyer. Excludes 1,400,000 shares underlying performance-based warrants.

 (6) 2,624,615 shares are held by Greylock IX Limited Partnership. Aneel Bhusri is a member of our board of directors and a general partner of Greylock. Mr. Bhusri disclaims beneficial ownership of the shares held by the funds affiliated with Greylock except to the extent of his pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers for the shares held by Greylock IX Limited
     Partnership: William W. Helman and William S. Kaiser.

 (7) 2,046,546 shares are held by the Jonathan and Su Lee Revocable Trust. Jonathan Lee is a member of our Board of Directors. Also includes 90,000 shares held by the Jessica E. M. Lee Revocable Trust and 90,000 shares held by the Justin W. Y. Lee Revocable Trust. Jonathan and Su Lee as trustees of the Jonathan and Su Lee Revocable Trust disclaim beneficial ownership of the shares held by the Jessica E. M. Lee Revocable Trust and by the Justin W. Y. Lee Revocable Trust. Jonathan Lee and Su Lee are the natural persons who exercise voting and/or dispositive powers for the shares held by the Jonathan and Su Lee Revocable Trust.

 (8) Includes 920,824 shares that vest subject to stock options within sixty
     (60) days of February 28, 2001.

 (9) 125,000 shares are held by Roger Siboni. Mr. Siboni is a member of our board of directors. Includes 54,167 shares (measured as of sixty (60) days from February 28, 2001) that are subject to a right of repurchase in our favor that lapses within sixty (60) days of February 28, 2001.

(10) Includes 50,000 shares that vest subject to stock options sixty (60) days of February 28, 2001.

(11) Includes 61,429 shares that vest subject to stock options sixty (60) days of February 28, 2001.

CORIO, INC______________________________________________________PROXY.STATEMENT

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

   The following table sets forth certain information concerning compensation of (i) each person that served as the Company's Chief Executive Officer during the last fiscal year of the Company and (ii) the four other most highly compensated executive officers of the Company during the last fiscal year (collectively, the "Named Executive Officers"):

                                                       Long Term
                                Annual Compensation   Compensation
                               ---------------------- ------------
                                                       Securities   All Other
                                     Salary            Underlying  Compensation
 Name and Principal Position   Year ($     )Bonus ($) Options/SARs     ($)
------------------------------ ---- ------- --------- ------------ ------------
George Kadifa................. 2000 300,000  125,000     600,000         --
 President and Chief Executive 1999 125,000            2,209,975         --
 Officer

Bradford J. Boston(1)......... 2000 131,770   25,000     475,000      50,011
 Executive Vice President,
 Operations

Eric J. Keller................ 2000 190,000   44,643     750,000         --
 Executive Vice President,
 Chief Financial Officer

John B. Ottman................ 2000 212,948  103,303     575,000         --
 Executive Vice President,
 Worldwide Markets

Jonathan Lee.................. 2000 200,000  117,195         --          --
 Director                      1999 200,000  100,000

--------
(1) All Other Compensation includes amounts related to reimbursement of relocation expenses.

CORIO, INC______________________________________________________PROXY.STATEMENT


Option Grants in Last Fiscal Year

   The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2000. In addition, as required by the Securities and Exchange Commission rules, the table sets forth the potential realizable value over the term of the option (the period from the date of grant to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock value. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

                               Individual Grants

                                                                                  Potential Realizable
                                                                                        Value at
                                                                                 Assumed Annual Rates of
                                       Percentage of                                   Stock Price
                                       Total Options                                Appreciation for
                                        Granted to                                   Option Term (4)
                         Option Shares Employees in  Exercise or Base Expiration ------------------------
        Officer             Granted     Fiscal Year  Price ($/Share)     Date       5%($)      10%($)
        -------          ------------- ------------- ---------------- ---------- ----------- ------------
George Kadifa...........    600,000        6.53%          $ 4.75      10/20/2010 $ 1,792,350 $ 4,542,166

Bradford J. Boston(1)...    400,000        4.36%          $12.00      07/19/2010 $ 3,018,694 $ 7,649,964
                             75,000        0.82%          $ 4.75      10/20/2010 $   224,044 $   567,771

Eric J. Keller(2).......    150,000        1.63%          $ 4.75      10/20/2010 $   448,087 $ 1,135,542
                            600,000        6.53%          $ 3.50      01/21/2010 $ 1,320,679 $ 3,346,859

John B. Ottman..........    305,000        3.32%          $ 4.75      10/20/2010 $   911,111 $ 2,308,934
                            270,000        2.94%          $ 3.50      01/21/2010 $   594,305 $ 1,506,087

Jonathan Lee(3).........        --          --               --              --          --          --

--------
(1) Mr. Boston commenced employment with Corio in July 2000.

(2) Mr. Keller commenced employment with Corio in February 2000.

(3) Mr. Lee ended his service as our Chief Strategy Officer in December 2000.

(4) Based on appreciation from the fair market value per share at date of grant which is the same as the exercise price per share.

CORIO, INC______________________________________________________PROXY.STATEMENT


Option Exercises and Holdings

   The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal year 2000, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 2000, and the value of "in-the-money" stock options, which represent the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2000.

           Aggregated Option Exercise in Last Fiscal Year and Fiscal
                            Year-End Option Values

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                           Shares                    Options at              In-the-Money at
                         Acquired on  Value     December 31, 2000 (#)   December 31, 2000 ($) (2)
                          Exercise   Realized ------------------------- -------------------------
Name                       (#) (1)   ($) (1)  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
George Kadifa...........       --         --    736,660     2,073,315   $1,224,697   $2,449,386
Bradford J. Boston......       --         --        --        475,000   $     0.00   $     0.00
Eric J. Keller..........   100,000   $400,000    20,000       630,000   $     0.00   $     0.00
John B. Ottman..........    28,571   $114,284    38,929       507,500   $     0.00   $     0.00
Jonathan Lee............       --         --        --            --           --           --

-------
(1) Based on the fair market value per share on the date of exercise.

(2) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 2000 ($2.063 per share) and the exercise price of the Named Executive Officers' respective options.

Employment Agreements

   In June 1999, we entered into an offer letter with George Kadifa, our President and Chief Executive Officer, pursuant to which we agreed to pay Mr. Kadifa an initial annual salary of $300,000 and an annual performance bonus of up to $100,000 to be paid on the achievement of agreed-upon milestones. Mr. Kadifa's employment with us is on an at-will basis. Pursuant to a separate change in control agreement between the Company and Mr. Kadifa, in the event that we terminate Mr. Kadifa's employment within one year following a change in control, Mr. Kadifa is entitled to accelerated vesting of the greater of an additional year of vesting of his options and vesting of one half of his unvested options.

   In November 1999, we entered into an offer letter with John Ottman, our Executive Vice President of Worldwide Markets, pursuant to which we agreed to pay Mr. Ottman an annual salary of $200,000 and a bonus of up to $100,000. Mr. Ottman's employment with us is on an at-will basis. Pursuant to a separate change in control agreement between Corio and Mr. Ottman, in the event that we terminate Mr. Ottman's employment within one year following a change in control, Mr. Ottman is entitled to an additional year of vesting of his options.

   In February 2000, we entered into an offer letter with Eric Keller, our Executive Vice President and Chief Financial Officer, pursuant to which we agreed to pay Mr. Keller an annual salary of $200,000 and an annual bonus of up to $60,000. Mr. Keller's employment with us is on an at-will basis. Pursuant to a separate change in control agreement between Corio and Mr. Keller, in the event that we terminate Mr. Keller's employment within one year following a change in control, Mr. Keller is entitled to accelerated vesting of the greater of an additional year of vesting of his options and vesting of one half of his unvested options.

   In June 2000, we entered into an offer letter with Bradford Boston, our Executive Vice President of Operations, pursuant to which we agreed to pay Mr. Boston an annual salary of $275,000 and an annual bonus of up to $100,000. Mr. Boston's employment with us is on an at-will basis. Pursuant to a separate change in control agreement between Corio and Mr. Boston, in the event that we terminate Mr. Boston's employment within one year following a change in control, Mr. Boston is entitled to an additional year of vesting of his options.

CORIO, INC______________________________________________________PROXY.STATEMENT


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In connection with our April 2000 strategic alliance, CGEY acquired four warrants to purchase up to 7,000,000 shares of our Common Stock at a per share exercise price of $6.50 per share. James Barrett, a member of the Board of Corio since June 2000, has been affiliated with CGEY since 1981, and currently serves as Director of Global Operations of CGEY. Under the April 2000 agreement, CGEY was permitted to exercise the first of these warrants to acquire 4,666,666 shares of common stock during the 90-day period following the Company's July 20, 2000 initial public offering. On September 27, 2000, CGEY exercised its right to convert a portion of the initial warrant representing 2,333,333 shares into 960,810 shares, or approximately 6.7%, of our Common Stock, through a cashless exercise. In conjunction with the partial exercise of the initial warrant, CGEY and Corio agreed to extend the exercise period for the shares remaining under the initial warrant to December 31, 2001.

CORIO, INC______________________________________________________PROXY.STATEMENT

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

   This section is not "soliciting material," is not deemed "filed" with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general language to the contrary.

   The Compensation Committee of the Board was formed in January 2000 and consists of Messrs. Khosla and Bhusri. Mr. Schlein will replace Mr. Khosla on the Compensation Committee, effective on Mr. Khosla's resignation from the Board. Decisions concerning the compensation of our executive officers is made by the Compensation Committee and reviewed periodically by the full Board (excluding any interested director). Policies concerning the terms of the 1998 Stock Plan and the Employee Stock Purchase Plan 2000 are determined by the Compensation Committee and administered by certain of our executive officers.

Executive Officer Compensation Programs

   The objectives of the executive officer compensation programs are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance plans.

   The executive compensation policies of the Compensation Committee are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives and maximization of stockholder value. The Compensation Committee believes that stock option grants to management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

   Base Salaries. Salaries for our executive officers are determined primarily on the basis of the executive officer's responsibility, general salary practices of peer companies and the officer's individual qualifications and experience. Among other sources of information, the Compensation Committee relies on industry reports from Radford Associates concerning competitive compensation practices in the Company's geographical region. The base salaries are reviewed annually and may be adjusted in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer's on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and our financial performance generally. The weight given each such factor may vary from individual to individual. Based on prior surveys, the base salaries for our executive officers were at or slightly above the approximate median of the base salary range for other executive officers in comparable positions at comparable companies in our industry and geographical region.

   Incentive Bonuses. The Compensation Committee believes that a cash incentive bonus plan can serve to motivate our executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon a subjective consideration of factors including such officer's level of responsibility, individual performance, contributions to our success and to our financial performance generally.

   Stock Option Grants. Stock options are granted to executive officers and other employees under the 1998 Stock Plan. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on our long-term performance, which we believe results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earning

CORIO, INC______________________________________________________PROXY.STATEMENT

potential. To this end, stock options generally vest over a four-year period. The Compensation Committee may, however, from time to time evaluate and consider revisions to the various terms and conditions of our option agreements, specifically with respect to the duration of the option agreements, and the basis for issuing and vesting of awards. The principal factors considered in granting stock options to our executive officers are prior performance, level of responsibility, other compensation and the executive officer's ability to influence our long-term growth and profitability. However, the 1998 Plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

   Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (the "IRC") disallows a deduction by us for certain compensation exceeding $1 million paid to any named executive officer, excluding, among other things, certain performance based compensation. Because the compensation figures for the Named Executive Officers have not approached the limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit. However, the 1998 Stock Plan is designed to qualify any compensation realized by Named Executive Officers from the exercise of an option as performance based compensation. The Compensation Committee remains aware of the existence of the IRC Section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions in addition to the exemption contemplated under the 1994 Plan.

Chief Executive Officer Compensation

   The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Kadifa's base salary for the fiscal year ended December 31, 2000 was $300,000. During fiscal 2000, Mr. Kadifa was awarded bonuses in the aggregate of $125,000. Mr. Kadifa's base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size, the compensation for our previous Chief Executive, and past proposals by competing candidates for the position of Chief Executive Officer. Based on prior surveys, the base salary offered to Mr. Kadifa was at the approximate median of the base salary range for other Chief Executive Officers of comparable companies in our industry and geographical region.

Aneel Bhusri

Vinod Khosla

CORIO, INC______________________________________________________PROXY.STATEMENT

                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

   This section is not "soliciting material," is not deemed "filed" with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general language to the contrary.

   The Audit Committee of the Board was formed in January 2000 and consists of Messrs. Bhusri, Siboni, and Still, directors who meet the independence and experience requirements of the National Association of Securities Dealers. The Audit Committee oversees a comprehensive system of internal controls to ensure the integrity of the financial reports and compliance with laws, regulations, and corporate policies, and recommends resolutions for any dispute that may arise between management and the Company's auditors.

   Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2000. KPMG LLP, the Company's independent auditors, issued their unqualified report dated January 29, 2001 on the Company's financial statements.

   The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "Communication with Audit Committees". The Audit committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has conducted a discussion with KPMG LLP relative to its independence, including whether KPMG LLP's provision of non-audit services is compatible with its independence. A copy of the Audit Committee Charter is attached as Appendix A.

   Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the year ended December 31, 2000 be included in the Annual Report on Form 10-K for the fiscal year then ended.

Aneel Bhusri
Roger Siboni
George J. Still, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Our Compensation Committee currently consists of Messrs. Khosla and Bhusri. No interlocking relationship exists between any member of our Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries.

CORIO, INC______________________________________________________PROXY.STATEMENT

                            STOCK PERFORMANCE GRAPH

   The following graph compares the percentage change in the cumulative total stockholder return on our Common Stock from July 21, 2000, the date of our initial public offering, through the end of our fiscal year ended December 31, 2000, with the percentage change in the cumulative total return for the Nasdaq Composite Index and the Bloomberg US Internet Application Software Index. The comparison assumes an investment of $100 on July 21, 2000 in our Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                              AMONG CORIO, INC.,
                THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX
             AND BLOOMBERG US INTERNET APPLICATION SOFTWARE INDEX

                            Cumulative Total Return

[PERFORMANCE GRAPH APPEARS HERE]

                                                                7/21/00 12/31/00
                                                                ------- --------
   CORIO, INC. ................................................   100      15
   NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX..................   100      60
   BLOOMBERG US INTERNET APPLICATION SOFTWARE INDEX............   100      32

CORIO, INC______________________________________________________PROXY.STATEMENT

                   CHANGES IN INDEPENDENT PUBLIC ACCOUNTANTS

   In March 2000, we engaged KPMG LLP to replace PricewaterhouseCoopers LLP as our independent auditors. Our board of directors and audit committee approved the decision to change independent auditors. We replaced PricewaterhouseCoopers LLP prior to the completion of their audits and as such they did not issue an auditors' report on our financial statements for any periods. We had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the matter in their report if completed.

   We requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the Commission stating whether or not they agree with the above statements. A copy of such letter, dated April 18, 2000, is filed as
Exhibit 16.1 to our Form S-1, filed with the Securities and Exchange Commission on April 21, 2000.

CORIO, INC______________________________________________________PROXY.STATEMENT

                                 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of our Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports or representations from certain Reporting Persons, we believe that during the fiscal year ended December 31, 2000, all Reporting Persons complied with all applicable filing requirements.

Other Matters

   The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          BOARD OF DIRECTORS
                                          /s/ George Kadifa
                                          George Kadifa
                                          Chairman of the Board
                                          President and Chief Executive
                                           Officer

April 2, 2001
San Carlos, California

                                  APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE

                           OF THE BOARD OF DIRECTORS

                                      OF

                                  CORIO, INC.

PURPOSE:

   The purpose of the Audit Committee of the Board of Directors of Corio, Inc., (the "Company") shall be:

  . to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  . to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

  . to outline to the Board improvements made, or to be made, in internal accounting controls;

  . to nominate to the Board of Directors independent auditors to audit the Company's financial statements and oversee the activities and independence of the auditors; and

  . to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

   The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

   The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. On or before June 14, 2001, the members will meet the following criteria:

  . Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

  . Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Committee requirements; and

  . At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

   The responsibilities of the Audit Committee shall include:

  . Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  . Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

  .  Reviewing fee arrangements with the independent auditors;

  . Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

  . Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

  . Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

  . Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

  . Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of
     Schedule 14A;

  . Reviewing the Audit Committee's own structure, processes and membership requirements;

  . Reviewing on a continuing basis the adequacy of the Company's system of internal controls;

  . Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

  . Reviewing, in conjunction with counsel, when necessary, any legal matters that could have a significant impact on the Company's financial statements;

  . Providing approval, oversight and review of the Company's investment policies;

  . If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

  . Reviewing related party transactions for potential conflicts of interests(1); and

  . Performing such other duties as may be requested by the Board of Directors.

MEETINGS:

   The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

   The Audit Committee will meet separately with the independent auditors as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

   The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

   Apart from the report prepared pursuant to Item 306 of Regulation S-K and
Item 7(e)(3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee's charter.
-------
(1) Rule 4460(h) of the NASD Manual provides that each Nasdaq National Market issuer shall utilize the Company's Audit Committee or a comparable body of the Board of Directors for the review of potential conflict of interest situations where appropriate."

                                  CORIO, INC.

                    ANNUAL FINANCIAL REPORT TO STOCKHOLDERS

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                            SELECTED FINANCIAL DATA

   The selected financial data set forth below should be read together with the financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other information contained in this annual report. The statements of operations data set forth below with respect to the period from October 1, 1997 to September 4, 1998, the period from September 1, 1998 to December 31, 1998, and for the years ended December 31, 1999 and December 31, 2000, and the balance sheet data as of December 31, 1999 and 2000 are derived from our financial statements that have been audited by KPMG LLP, independent auditors, included elsewhere in this annual report. The statements of operations data for the years ended September 30, 1996 and 1997 and the balance sheet data as of September 30, 1996, 1997 and September 4, 1998, and December 31, 1998 are derived from financial statements that are not included in this annual financial report.

   In the tables below:

  . we have determined that, due to the application of purchase accounting, the accounts of DSCI prior to our acquisition of DSCI effected September 4, 1998, are not comparable to ours;

  . the statement of operations data for DSCI in 1998 represents the period from October 1, 1997 to the date of our acquisition of DSCI, or September 4, 1998;

  . our statement of operations data in 1998 represents the period from our inception, or September 1, 1998, to December 31, 1998;

  .  the balance sheet data for DSCI in 1996 and 1997 is as of September 30;
     and

  .  the balance sheet data for DSCI in 1998 is as of September 4.

                                  DSCI                       Corio
                          -----------------------  ----------------------------
                               Year Ended
                              September 30,         Year Ended December 31,
                          -----------------------  ----------------------------
                           1996    1997    1998     1998      1999      2000
                          ------  ------  -------  -------  --------  ---------
                              (in thousands, except per share amounts)
Statement of Operations
 Data
Revenues:
  Application management
   services.............  $  --   $  --   $   --   $   --   $    746  $  14,990
  Professional services
   and other............   5,876   5,682    4,280    1,292     5,036     28,571
                          ------  ------  -------  -------  --------  ---------
   Total revenues.......   5,876   5,682    4,280    1,292     5,782     43,561
Costs and Expenses:
  Application management
   services.............     --      --       --       --      6,297     32,228
  Professional services
   and other............   2,311   2,521    2,185    1,039     7,755     26,046
  Research and
   development..........     --      --       --        93     3,192     11,882
  Sales and marketing...     --      --       --       461    11,930     34,090
  General and
   administrative.......   3,727   3,011    3,437    2,092    10,416     24,586
  Amortization of stock-
   based compensation...     --      --       --         7     8,524     15,657
  Amortization of
   intangibles..........     --      --       --       730     2,190      2,236
                          ------  ------  -------  -------  --------  ---------
   Total operating
    expenses............   6,038   5,532    5,622    4,422    50,304    146,725
                          ------  ------  -------  -------  --------  ---------
Income (loss) from
 operations.............    (162)    150   (1,342)  (3,130)  (44,522)  (103,164)
Interest and other
 income.................     145     107       76        7       541      5,414
Interest and other
 expense................     (34)   (180)    (189)     (78)   (1,019)    (2,073)
                          ------  ------  -------  -------  --------  ---------
Net income (loss).......     (51)     77   (1,455)  (3,201)  (45,000)   (99,823)
Series E beneficial
 conversion charge......     --      --       --       --        --     (20,158)
                          ------  ------  -------  -------  --------  ---------
Net income (loss)
 attributable to common
 stockholders...........  $  (51) $   77  $(1,455) $(3,201) $(45,000) $(119,891)
                          ======  ======  =======  =======  ========  =========
Basic and diluted net
 loss per share.........                           $ (3.89) $ (38.96) $   (5.15)
                                                   =======  ========  =========
Shares used in
 computation, basic and
 diluted................                               823     1,155     23,290
                                                   =======  ========  =========

CORIO, INC_______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS


                                                                Corio
                                                       -----------------------
                                          DSCI              December 31,
                                    -----------------  -----------------------
                                    1996  1997  1998    1998   1999     2000
                                    ----- ---- ------  ------ ------- --------
                                                 (in thousands)
Balance Sheet Data
Cash, cash equivalents and short
 term investments.................. $ 699 $284 $  501  $1,019 $37,177 $138,781
Total assets....................... 1,035  966    986  10,006  61,596  181,284
Notes payable and capital lease
 obligations, less current
 portion...........................   --   --     --    1,586   7,335   10,409
Total stockholders' equity
 (deficit).........................   178  256 (1,200)  3,069  36,484  137,843

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This report contains forward-looking statements that involve inherent risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We use words such as "may," "will," "should," "expect," "anticipate," "estimate," "seek," "project," "believe," "plan," "intend," "future," "strategy" and other similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. Factors that could contribute to differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this report. The information contained in this report is accurate only as of the date of this annual financial report and we assume no obligation to update any statements, or to update the reasons why actual results could differ from those projected in forward-looking statements.

Overview

   We are a leading enterprise application service provider, or ASP. We provide to our customers application implementation, integration, management and various upgrade services and related hardware and network infrastructure. We implement, integrate and manage the Corio Intelligent Enterprise, a suite of enterprise software applications from leading vendors. Following the rapid implementation of software applications, performed for a fixed fee or on a time and material basis, our customers pay a monthly service fee based largely on the number of applications used and total users.

 DSCI

   In September 1998, we acquired all of the capital stock of Data Systems Connectors, Inc., or DSCI, a predecessor company of ours that provided professional services. As of December 31, 1999, we had substantially completed the contracts originally entered into by DSCI.

 Revenues

   Our revenues consist of Corio application management services revenues and professional services revenues. In addition to including revenues from our professional services activities, professional services revenues included revenues from DSCI consulting services and resale of software and related maintenance by DSCI, or DSCI activities in fiscal year 1999 and prior periods.

   Application Management Services Revenues. Revenues from application management services consist of monthly fees from ongoing services and are recognized ratably as earned over the contract term, which is typically three to five years. We also recognize customer prepayments for application management services revenues over the contract term. We price our application management services based on various factors, such as the number and type of applications being licensed, the number of users covered by a contract and the frequency of access to our applications. The monthly fee for our application management services is typically fixed for the life of the contract, subject to increases in the event a customer requires additional applications, increases its number of users or increases frequency of use. Application management services revenues comprised 13% of our total revenues for the year ended December 31, 1999 and 34% of our total revenues for the year ended December 31, 2000.

   Professional Services and Other Revenues. Revenues from professional services consist of fees derived from providing implementation, consulting, training and related services for our customers, as well as DSCI activities. We generally recognize revenues from the delivery of professional services using either time and material method of contract accounting or the percentage-of-completion method of contract accounting as we

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

perform the services. We perform these professional services pursuant to fixed-fee or time and material contracts for consulting, training and implementation of applications. We record losses resulting from fixed-fee contracts at the time the losses become known. Professional services and other revenues comprised 87% of our total revenues for the year ended December 31, 1999 and 66% of our total revenues for the year ended December 31, 2000.

   For customers that engage us to perform implementation services, we typically recognize professional services revenues as we implement our applications. We then recognize monthly fees from the customer, consisting of application management services revenues, over the related application management service contractual term. Since we have only offered ASP services since September 1998 and our customer base has grown rapidly, professional services revenues associated with implementation have been relatively high compared to monthly fees for application management services. We anticipate that application management services revenues will grow as a percentage of revenues as our customer base grows.

   We record payments received in advance of revenue recognition as deferred revenues. Our deferred revenues were $3.2 million at December 31, 2000 and $1.9 million at December 31, 1999. Deferred revenues at December 31, 2000 included $2.0 million of professional services revenues that will be recognized under the percentage-of-completion method of contract accounting and $1.2 million of prepaid application management services revenue that will be recognized ratably as earned over the term of the contract. We sometimes invoice for an advance payment from customers under professional services engagements, and our current payment terms under each type of arrangement is net 30 days.

 Cap Gemini Ernst & Young

   In April 2000, the Company agreed to issue to Ernst & Young L.L.P. ("EY"), on behalf of its consulting division, EY Consulting, four warrants to purchase an aggregate of up to 7,000,000 shares of the Company's common stock at an exercise price of $6.50 per share under the terms of a strategic alliance arrangement. In May 2000, EY completed a sale of substantially all of the business of E&Y Consulting to Cap Gemini, S.A. Upon the completion of this sale, E&Y Consulting assigned to Cap Gemini, S.A. all of its rights and obligations pursuant to its strategic alliance with the Company, including the right to execute the warrants the Company issued to EY on behalf of E&Y Consulting. The consulting business previously conducted by E&Y Consulting is now being carried on by Cap Gemini Ernst & Young U.S., L.L.C. ("CGEY"). Under the April 2000 agreement, CGEY was permitted to exercise the first of these warrants to acquire 4,666,666 shares of common stock during the 90 day period following the Company's July 2000 IPO. The second, third and fourth warrants become exercisable based upon the achievement of target volume revenues resulting from referrals of CGEY in each of the Company's 2000, 2001 and 2002 fiscal years. The Company has determined that CGEY did not achieve the minimum target volume revenues for its 2000 fiscal year and, as a result, the second warrant for 933,333 shares has expired. The third and fourth warrants may be exercised to acquire up to 933,333 and 466,667 shares of common stock, respectively. The value of such performance based warrants is not recorded until earned by CGEY The warrants are subject to cancellation or repurchase in whole or part under certain circumstances, such as if CGEY breaches a material provision of the agreement. The agreement itself may be terminated prior to the end of the seven-year term by consent of the parties or unilaterally by a party in the event the other party defaults in the performance of a material provision of the agreement, subject to a cure period.

   On September 27, 2000 CGEY exercised its right to convert a portion of the initial warrant representing 2,333,333 shares into 960,810 shares of common stock through a cashless exercise.

   At December 31, 2000, 2,333,333 of the initial warrant remained issued and outstanding. The exercise period has been extended to December 31, 2001. The fair value of this warrant was calculated using the Black-Scholes option pricing model, using $2.06 as the fair value of the underlying common stock and the following weighted-average assumptions: no dividends; contractual life of 1.5 years; risk-free interest rate of 7%; and

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

expected volatility of 100%. The fair value of the remaining unexercised initial warrant was $972,000 at December 31, 2000. Amortization expense of $544,000 was recorded as a sales and marketing expense in the year ended December 31, 2000.

   As these are forfeitable under certain circumstances, in accordance with EITF Issue No. 96-18, the fair value of the warrants issued will be remeasured each period using the Black-Scholes option-pricing model. The related charges will be recorded as a sales and marketing expense.

Initial Public Offering

   In July 2000, the Company completed its initial public offering ("IPO") of 10 million shares of its common stock, for net proceeds to the Company after deducting underwriters' discount and other offering expenses of approximately $128 million. Upon the completion of the IPO, all outstanding shares of preferred stock of the Company converted into approximately 35.3 million shares of common stock.

Results of Operations

 Years ended December 31, 2000 and 1999 and four months ended December 1998.

Revenues

   Total revenues increased to $43.6 million for the year ended December 31, 2000 from $5.8 million for the year ended December 31, 1999 and $1.3 million for the period from September 1, 1998 through December 31, 1998. For the year ended December 31, 2000, one customer accounted for 12% of total revenues. For the year ended December 31, 1999, one customer accounted for 19% of total revenues and a second customer accounted for 18% of total revenues. For the period from September 1, 1998 through December 31, 1998, one customer accounted for 43% of our total revenues and a second customer accounted for 11% of total revenues.

   Application Management Services Revenues. Revenues from our application management services, which commenced January 1999, were $15.0 million for the year ended December 31, 2000 and were $746,000 for the year ended December 31, 1999. At December 31, 2000, the Company's total number of application management customers was 75, compared to 32 at December 31, 1999. At December 31, 2000, the Company had approximately 120 application management contracts, compared with approximately 50 at December 31, 1999. At December 31, 2000 and December 31, 1999, the Company had a balance of $1.2 million and $896,000, respectively, for deferred application management services revenues primarily from customers who prepaid a portion of their contract. These deferred revenues will be recognized as the related services are provided over the life of the contract.

   Professional Services and Other Revenues. Our professional services and other revenues were $28.6 million for the year ended December 31, 2000 and were $5.0 million for the year ended December 31, 1999 and $1.3 million for the period from September 1, 1998 through December 31, 1998. The increase in professional services revenues from 1998 to 1999 and from 1999 to 2000 was primarily due to the increased number of customers and customer contracts. At December 31, 2000, we had a balance of $2.0 million for deferred professional services revenues and at December 31, 1999, we had a balance of $992,000 for deferred professional services revenues. These deferred revenues, resulting from customer payments that we required in advance of commencing our professional services work, will be recognized as revenue as the related services are provided over the contract period.

Costs and Expenses

   Application Management Services Expenses. Application management services expenses, excluding non-cash stock based compensation of $579,000 in 2000 and $229,000 in 1999, were $32.2 million for the year ended

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

December 31, 2000 and $6.3 million for the year ended December 31, 1999. Amortization of deferred costs for warrants issued to a service provider in 1999 was $210,000 in fiscal 2000 and $52,000 in fiscal 1999. Application management services expenses have exceeded our application management services revenues as we have invested in this portion of our business in anticipation of future increases in contract volume. We anticipate that this trend may continue for the foreseeable future. The largest component of the increase was the growth in personnel costs. Other significant components of the increase included costs for third-party license and support fees, costs of our data center and network providers, facilities expenses and depreciation and lease costs for equipment.

   Professional Services and Other Expenses. Professional services and other expenses, excluding non-cash stock-based charges of $1.0 million in 2000 and $427,000 in 1999, were $26.0 million for the year ended December 31, 2000, $7.8 million for the year ended December 31, 1999 and $1.0 million for the period from September 1, 1998 through December 31, 1998. Of the total professional services expensed for 2000, approximately $19 million were for personnel costs. For 1999, approximately $4.0 million were for personnel costs and $1.7 million were for subcontractors to perform services under professional services engagements. The largest component of the increase in professional services and other expenses from 1999 to 2000 was attributable to the growth in personnel costs. There were 132 professional services employees at December 31, 2000 compared to 69 at December 31, 1999. Other significant components of the increase included facilities related expenses. For the year ended December 31, 2000, we achieved a service margin for our professional services organization of approximately 9%. We anticipate that professional services revenue and the associated margins will fluctuate significantly from period to period depending on the timing and size of projects, the amount of such work completed by independent third party integrators, ongoing efforts to expand the Company's professional services infrastructure, and other factors.

   Research and Development. Research and development expenses, excluding non-cash stock based compensation of $1.6 million in 2000 and $923,000 in 1999, were $11.9 million for the year ended December 31, 2000, $3.2 million for the year ended December 31, 1999 and $93,000 for the period from September 1, 1998 through December 31, 1998. Research and development expenses as a percentage of total revenues were 27% for 2000, 55% for 1999 and 7% for the period from September 1, 1998 through December 31, 1998. The largest components of the increase from 1998 to 1999 and from 1999 to 2000 were attributable to the growth in personnel costs and facilities expense.

   Sales and Marketing Expenses. Sales and marketing expenses, excluding non-cash stock based compensation of $4.2 million in 2000 and $2.8 million in 1999, were $34.1 million for the year ended December 31, 2000, $11.9 million for the year ended December 31, 1999, and $461,000 for the period from September 1, 1998 through December 31, 1998. Sales and marketing expenses, as a percentage of the total revenues were 78% for the year ended December 31, 2000, 206% for the year ended December 31, 1999, and 36% for the period from September 1, 1998 through December 31, 1998. The increase is sales and marketing expenses in 2000 was attributable to increased compensation, commissions and other related costs associated with hiring additional sales representatives, sales and marketing management and marketing personnel. The number of employees in sales and marketing increased from 10 at December 31, 1998 to 80 at December 31, 1999 to 90 at December 31, 2000. Increased spending on new customer lead generation activities, advertising and tradeshows, and on market research and collateral items also contributed to the increase in sales and marketing expenses. In addition, the year ended December 31, 1999 included $127,000 related to amortization of costs associated with warrants issued to a software vendor. For the year 2000, charges for amortization of these warrants was $667,000. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase as we expand our sales force and marketing efforts to capitalize on the growth of our market and as we continue to increase and expand our operations. In addition, we anticipate that we may recognize substantial sales and marketing expenses associated with our strategic alliance with Cap Gemini Ernst & Young entered into in April 2000, as well as potentially significant sales and marketing charges associated with the warrants issued to Cap Gemini Ernst & Young. Sales and marketing expenses also include amortization of costs

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

associated with warrants issued to Cap Gemini Ernst & Young of $544,000 for the year ended December 31, 2000. There were no similar amortization costs during the comparable periods in 1999 and 1998.

   General and Administrative Expenses. General and administrative expenses, excluding non-cash stock based compensation of $8.3 million in 2000 and $4.2 million in 1999, were $24.6 million for the year ended December 31, 2000, $10.4 million for the year ended December 31, 1999, and $2.1 million for the period from September 1, 1998 through December 31, 1998. The largest component of the increase in general and administrative expenses across these periods was attributable to the growth in personnel costs, professional services and facility related costs. General and administrative expenses as a percentage of total revenues were 56% for the year ended December 31, 2000, 180% for the year ended December 31, 1999 and 162% for the period from September 1, 1998 through December 31, 1998. General and administrative expenses include costs related to our internal information technology and systems architecture, finance, executive management, human resources, legal and training activities. In addition, the year ended December 31, 2000 includes approximately $2.6 million and the year ended December 31, 1999 includes approximately $1.8 million of expenses related to amortization of fees paid to a software vendor for a non-competition agreement and preferred partner status. There may be similar charges for this relationship in the year 2001. We expect that the absolute dollar amount of general and administrative expenses will continue to increase as we expand our operations and incur the incremental costs associated with being a public company.

   Amortization of Stock-Based Compensation. Amortization of deferred stock-based compensation was $15.7 million for the year ended December 31, 2000, $8.5 million for the year ended December 31, 1999, and $7,000 for the period from September 1, 1998 through December 31, 1998. The increase in amortization resulted from amortization of deferred stock-based compensation related to stock options granted through December 31, 2000. For the year ended December 31, 2000, we issued stock awards to employees with deemed aggregate intrinsic value of $13.9 million compared to $23.5 million for the year ended December 31, 1999.

   Interest and Other Income and Expense. Net interest and other income was $3.3 million for the year ended December 31, 2000 and net interest and other expense was $478,000 for the year ended December 31, 1999 and $71,000 for the period from September 1, 1998 through December 31, 1998. The increase in net interest income was due primarily to higher average cash and investment balances at December 31, 2000, as a result of our initial public offering in July 2000.

   Income Taxes. Since inception, we have incurred net losses for federal and state tax purposes, and anticipate losses for the foreseeable future. We have therefore not recognized any material tax provision or benefit of income taxes for the years ended December 31, 2000 and 1999. As of December 31, 2000, we had net operating loss carryforwards of approximately $104.1 million for federal income tax purposes and approximately $62.5 million for state income tax purposes. Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of an ownership change, as defined in Section 382 of the Internal Revenue Code. See
Note 6 of the notes to our financial statements for additional information regarding these carryforwards. We have placed a valuation allowance against our net deferred tax assets due to the uncertainty of the realization of these assets.

Liquidity and Capital Resources

   As of December 31, 2000, we had cash and cash equivalents and short-term investments totalling $139 million, an increase of $102 million from December 31, 1999. The increase was primarily a result of cash generated by financing activities, principally from the net proceeds of our initial public offering and our issuance of senior series E mandatorily redeemable preferred stock offset primarily by cash used in operating activities.

   Net cash used in operating activities was $64.4 million for the year ended December 31, 2000, an increase of $44.0 million from the $20.4 million used in the year ended December 31, 1999. The increase was primarily

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

due to the increase in our net loss of $54.8 million, and increases in accounts receivable of $2.3 million offset by increases in amortization of deferred stock compensation of $7.1 million, and depreciation and amortization of $4.1 million.

   Net cash used in investing activities was $94.0 million for the year ended December 31, 2000. Investing activities consisted primarily of purchases of short-term investments of $80.3 million, computer equipment of $6.3 million, furniture and fixtures of $1.5 million and leasehold improvements of $1.6 million for the completion of our new headquarters facility in San Carlos, California. In addition, net cash used in investing activities included an increase in other assets of $3.2 million for advisory fees related to the CGEY relationship. Net cash used in investing activities was $12.2 million for the year ended December 31, 1999. Investing activities during fiscal 1999 consisted primarily of purchases of computer software and equipment of $12.4 million, offset by a decrease in other assets of $0.2 million.

   Net cash provided by financing activities was $179.7 million and $68.8 million for the year ended December 31, 2000 and 1999, respectively. Financing activities consisted primarily of the proceeds from the issuance of common and preferred stock, loans and exercise of stock options and capital lease additions offset by repayments of loans and capital leases. In 2000, we raised $54.5 million in gross proceeds through the private sale of our senior series E mandatorily redeemable preferred stock, and raised approximately $128 million in our initial public offering and in 1999, we raised $21.0 million in proceeds through the private sale of our series B preferred stock and $45.1 million through the private sale of our Series C preferred stock.

   We have executed a ten-year build-to-suit lease for a facility in San Carlos, California that will require minimum payments of $3.5 million in 2001. Total minimum payments under the lease term are $37.9 million.

   As we execute our strategy, we expect significant increases in our operating expenses, especially in application management services, sales and marketing and research and development. We expect that our current cash balances will be sufficient to meet our cash requirements for the next 12 months. We expect that we will need or desire to raise additional funds in order to support more rapid expansion, develop new or enhanced services or technologies, respond to competitive pressures, acquire complementary businesses or respond to unanticipated requirements. We cannot be sure that additional funding, if needed, will be available on acceptable terms or at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we succeed in raising additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities could also impose restrictions on our operations.

Accounting Developments

   In July 2000, the EIFT raised issue 00-21, "Accounting for Multiple-Element Revenue Arrangements" to be deliberated upon at a future meeting. The issues raised are:

  . How to determine the units of accounting in an arrangement (that is, determining whether an arrangement contains multiple components of deliverables that should be evaluated separately for revenue recognition purposes)

  . If separate element accounting for a deliverable is appropriate, how the arrangement consideration should be allocated to the individual deliverables or "units of accounting"

  . The accounting for direct costs incurred related to the arrangement when it is concluded that those costs are (a) not associated with any single deliverable under an arrangement or (b) associated with a specific deliverable that does not qualify as a separate unit of accounting and is, therefore, combined with another deliverable for purposes of revenue recognition

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CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS


   Any changes in technical accounting guidance from these EITF deliberations could result in substantial changes in the timing of our recognition of future revenues.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established new standards of accounting and reporting for derivative instruments and hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 during its year ending December 31, 2001. To date, the Company has not engaged in any derivative or hedging activities.

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CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                                 RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         Risks Related to Our Business

We have a history of losses and, because for the foreseeable future we expect to increase our investment in our business faster than we anticipate growth in our revenues, we expect that we will continue to incur significant operating losses and negative cash flow and may never be profitable.

   We have spent significant funds to date to develop and refine our current services, to create and run an operations organization, consisting of application management and customer support services personnel, to build and run a professional services organization and to develop our sales and marketing resources. We have incurred significant operating and net losses and negative cash flow and have not achieved profitability. As of December 31, 2000, we had an accumulated deficit of $148 million.

   We expect to continue to invest significantly in our operations organization and in research and development to enhance current services and expand our service offerings. We also plan to continue to grow our sales force and to spend significant funds to promote our company and our services. We expect to continue to hire additional people in other areas of our company in order to support our business. In addition, we expect to continue to incur significant fixed and other costs associated with customer acquisitions and with the implementation and configuration of software applications for customers. As a result of all of these factors, to achieve operating profitability, excluding non-cash charges, we will need to increase our customer base, to decrease our overall costs of providing services, including the costs of our licensed technology, our operations and the costs of customer acquisitions, and to increase our number of users and revenues per customer. We cannot assure you that we will be able to increase our revenues or increase our operating efficiencies in this manner. Moreover, because we expect to continue to increase our investment in our business faster than we anticipate growth in our revenues, we expect that we will continue to incur significant operating losses and negative cash flow for the foreseeable future and we may never be profitable.

The emerging high-growth and middle-market companies that currently comprise a substantial majority of our customer base may be volatile, which could continue to result in greater than expected customer loss and continued difficulty in collecting fees from some customers, and uncertainty regarding the stability of the economy in general could adversely affect demand for our services.

   A substantial majority of our current revenue base consists of emerging high-growth and middle-market companies and is comprised primarily of internet, e-commerce trading exchanges and "dot-com" companies. These companies will be more likely to be acquired, experience financial difficulties or cease operations than other companies that are larger and better established or are in more stable industries. In particular, these companies may experience difficulties in raising capital needed to fund their operations when required or at all. In the past we have terminated our agreements with a substantial number of customers who were unable or unwilling to continue their financial obligations to us and we expect to terminate additional customers in the future. As a result, our client base will likely be more volatile than those companies whose customers consist of more mature and established entities. If we continue to experience greater than expected customer loss or an inability to collect fees from our customers in a timely manner because of this volatility, our operating results could be seriously harmed. In addition, uncertainty regarding the stability of the economy in general could diminish and delay demand for our services.

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CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS


Our limited history of offering ASP services to customers and the fact that we operate in a new industry for application services expose us to risks that affect our ability to execute our business model.

   We have offered our services for a relatively short period of time, and our industry is relatively new. Prior to September 1998, our predecessor company, DSCI, carried on a different business. Accordingly, we have a limited operating history as a provider of ASP services. We have a limited number of customers and have implemented our services a limited number of times. Because our business model is new, it continues to evolve. In the future, we may revise our pricing model for different services, and our model for our customers to gain access to third-party software applications and other third-party services is evolving. Changes in our anticipated business and financial model could materially impact our ability to become profitable in the future. Additionally, especially as we try to move up-market to larger, more established customers, the demand for our services is uncertain and the sales process may take longer than with smaller potential customers. An investor in our common stock must consider these facts as well as the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the market for Internet-based software application services. Some of the risks and difficulties relate to our potential inability to:

  . acquire and retain new customers, particularly larger, more established companies required to create a stable revenue and customer base;

  .  reduce costs associated with the delivery of services to our customers;

  . expand and maintain our pipeline of sales prospects in order to promote greater predictability in our period-to-period sales levels;

  . acquire or license third-party software applications at a reasonable cost or at a cost structure beneficial to us;

  . complete successful implementations of our software applications in a manner that is repeatable and scalable;

  . integrate successfully software applications we manage with each other and with our customers' existing systems;

  .  continue to offer new services that complement our existing offerings;

  .  increase awareness of our brand; and

  .  maintain our current, and develop new, strategic relationships.

   We cannot assure you that we will successfully address these risks or difficulties. If we fail to address any of these risks or difficulties adequately, we will likely be unable to execute our business model.

Because we plan to expend significant sums to grow our business, we may be unable to adjust spending to offset any future revenue shortfall, which could cause our quarterly operating results to fluctuate and our stock price to fall.

   In order to promote future growth, we expect to continue to expend significant sums in our business, particularly in our operations, professional services, research and development, and sales and marketing organizations. Because the expenses associated with these activities are relatively fixed in the short-term, we may be unable to adjust spending quickly enough to offset any unexpected shortfall in revenue growth or any decrease in revenue levels. As our quarterly results fluctuate, they may fall short of the expectations of public market analysts or investors. If this occurs, the price of our common stock may fall.

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CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS


Our quarterly operating results may fluctuate due to the nature of our ASP business and other factors affecting our revenues and costs, which could cause our stock price to fall.

   Our financial results will vary over time as our ASP business matures. For each individual customer, in the early months of our engagement we typically recognize professional services revenues associated with implementation of our applications. We then recognize monthly fees from the customer, consisting of application management services revenues, over the balance of the contractual relationship. As a result, for some customers we have a high proportion of up-front professional services revenues associated with implementation. We expect that our financial results will continue to vary over time as monthly fees increase as a proportion of total revenue. Third parties also provide professional services for some of our application management services customers, and whether professional services will be provided by us or by third parties may be difficult to predict. Changes in our revenue mix from professional services revenues to application management services revenues could be difficult to predict and could cause our quarterly results and stock price to fluctuate.

   Other important factors that could cause our quarterly results and stock price to fluctuate materially include:

  . the timing of obtaining, implementing and establishing connectivity with individual customers;

  .  the loss of or change in our relationship with important customers;

  . the timing and magnitude of expanding our operations and of other capital expenditures;

  . costs including license fees, relating to the software applications we use;

  .  changes in our pricing policies or those of our competitors;

  . potential changes in the accounting standards associated with accounting for stock or warrant issuances and for revenue recognition; and

  . accounting charges associated with the warrants currently held by third parties, as well as potential accounting charges we may incur in the future relating to stock or warrant issuances to future parties.

Our financial results could vary over time as our business model evolves, which could cause our stock price to fall.

   Our financial results could vary over time as our business and financial model evolves. For example, we historically included a broad range of customer support in our fixed monthly fees but now bill certain customers for support services in excess of specified limits in certain circumstances. As another example, we are increasingly unbundling from our fixed monthly fee the cost of software licenses and requiring our customers to obtain licenses to applications directly from third-party software providers. Any such changes to our business or financial model would likely cause financial results to vary, which could cause our stock price to fall.

   In this regard, from time to time we negotiate with some of our major third-party software vendors to modify the pricing and other terms currently in place with these vendors. We may agree to restructure our current arrangements with some of our third-party software providers. For example we are currently in discussions with major third-party software vendors that would require our customers to obtain licenses for software directly from the independent software vendors, rather than through us. Any such new pricing structures or business models may not in fact be more beneficial to us and may ultimately hinder our ability to become profitable.

We depend on software vendors to supply us with the software necessary to provide our services, and the loss of access to this software or any decline or obsolescence in its functionality could cause our customers' businesses to suffer, which, in turn, could harm our revenues and increase our costs.

   We offer our customers software applications from third parties, such as BroadVision, Commerce One, PeopleSoft, SAP and Siebel Systems, that we in turn incorporate into the services we provide to customers. Our agreements with third-party software vendors are non-exclusive, are for limited terms ranging from two to

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CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

five years and typically permit termination in the event of our breach of the agreements. If we lose the right to use the software that we license from third-parties, if the cost of licensing the software applications becomes prohibitive, or if we change the vendors from whom we currently license software, our customers' businesses could be significantly disrupted, which could harm our revenues and increase our costs. Our financial results may also be harmed if the cost structure we negotiate with the third-party software vendors changes in a manner that is less beneficial to us compared to our current cost structure with software vendors. We cannot assure you that our services will continue to support the software of our third-party vendors, or that we will be able to adapt our own offerings to changes in third-party software. In addition, if our vendors were to experience financial or other difficulties, it could adversely affect the availability of their software. It is also possible that improvements in software by third-parties with whom we have no relationship could render the software we offer to our customers less compelling or obsolete.

Our licenses for the third-party software we use to deliver our services contain limits on our ability to use them that could impair our growth and operating results.

   The licenses we have for the third-party software we use to deliver our services typically restrict our ability to sell our services in specified countries and to customers with revenue above or below specified revenue levels. For example, some of our licenses restrict us from selling our services to customers with annual revenues greater than various levels between $250 million and $1 billion, and several of our licenses restrict our ability to sell to customers outside of North America. In addition, some of these licenses contain limits on our ability to sell our services to certain types of customers. For example, our contract with BroadVision restricts our ability to sell our BroadVision offerings to specified banking institutions. Moreover, as we negotiate with some of our major third-party software vendors to modify terms of existing agreements, we may agree to additional restrictions on our ability to sell our services to customers as part of an agreement that we believe is more beneficial to us overall. Our operating results and ability to grow could be harmed to the extent these licenses prohibit us from selling our services to customers to which we would otherwise sell our services, or in countries in which we would otherwise sell our services.

Poor performance of the software we deliver to our customers or disruptions in our business-critical services could harm our reputation, delay market acceptance of our services and subject us to liabilities.

   Our customers depend on our hosted software applications for their critical systems and business functions, including enterprise resource planning, customer relationship management, e-commerce and business intelligence. Our customers' businesses could be seriously harmed if the applications we provide to them work improperly or fail, even if only temporarily. Accordingly, if the software that we license from our vendors or our implementation of such software performs poorly, experiences errors or defects or is otherwise unreliable, our customers would likely be extremely dissatisfied, which could cause our reputation to suffer, force us to divert research and development and management resources, cause a loss of revenues or hinder market acceptance of our services. It is also possible that any customer disruptions resulting from failures in our applications could force us to refund all or a portion of the fees customers have paid for our services or result in other significant liabilities to our customers.

We may fail to implement, host or manage enterprise software applications successfully due to the complicated nature of the services we provide and our limited experience in providing these services, which would harm our reputation and sales.

   Implementations of integrated enterprise software applications can be complicated and we have limited experience to date completing implementations of integrated software applications for our customers. We cannot assure you that we will develop the requisite expertise or that we can convince customers that we have the expertise required to implement, host or manage these applications. In addition, because PeopleSoft and Siebel software applications were among our first application offerings, our customers to date have primarily

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CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

implemented these application offerings and we have limited experience installing many of the other applications we offer. Our reputation will be harmed and sales of our services would decline significantly if we are not able to complete successfully repeated implementations of our enterprise software applications, including those applications with which we have limited or no implementation, hosting or management experience to date.

We have only implemented our Orion technology platform for a small number of customers, and it may not achieve market acceptance, provide the performance we anticipate or generate significant revenue for us.

   We have only implemented Orion, our technology platform, for a small number of customers and it may not be an effective means to integrate applications. In addition, we are investing resources to continue to develop and improve this platform. We cannot assure you that our Orion platform will achieve market acceptance or will work in the manner we expect or that we will be able to achieve a return on our investment.

If our strategic alliance with Cap Gemini Ernst & Young does not generate the benefits we expect, we may not be able to grow our business as effectively as we anticipate and may have difficulty providing systems integration services to our customers.

   Our agreement with Cap Gemini Ernst & Young U.S. LLC, or CGEY, provides for exclusive client referrals from CGEY for emerging high-growth and middle-market clients in the Americas. These limitations on exclusivity may limit our ability to benefit from the marketing alliance. This strategic alliance will not be considered a success if it does not generate more customers for us and does not grow our business. Moreover, this alliance may adversely affect our ability to generate new customers through relationships with other systems integration and consulting firms. Finally, it is possible that we may become dependent on CGEY for implementation of our services and, if our relationship with CGEY terminates, we may not be able to find systems integrators to replace the services CGEY is expected to provide us.

Our relationship with CGEY may change in a manner adverse to our business through circumstances beyond our control.

   In April 2000, we entered into a strategic alliance with Ernst & Young on behalf of its consulting division, E&Y Consulting. In May 2000, Ernst & Young completed a sale of substantially all of E&Y Consulting to Cap Gemini. At the time of completion of this sale, E&Y Consulting assigned to Cap Gemini all of its rights and obligations pursuant to its strategic alliance with us. We cannot assure you that the incentives we negotiated with E&Y Consulting will be appropriate for CGEY, and, in fact, it appears that it may be difficult for CGEY to achieve the incentive targets set in the warrants. It is possible that CGEY will fail to devote substantial resources towards generating referrals to us and engaging in joint marketing and sales activities. If CGEY fails to do so, we may be forced to terminate our agreement and cancel some of the warrants held by CGEY. Additionally, as the personal relationships between the professional staff at E&Y Consulting and the auditing group of Ernst & Young LLP change over time as a result of E&Y Consulting's acquisition by Cap Gemini, we may lose some benefit from referrals from Ernst & Young LLP. As a result of all of the foregoing, E&Y Consulting's acquisition by Cap Gemini could result in our relationship with CGEY providing fewer benefits to us than we initially anticipated, and the benefits as a whole may not be substantial.

Any inability to expand sufficiently our enterprise software implementation and systems consulting capabilities could harm our ability to service our customers effectively and could hinder our growth.

   A failure to maintain and expand relationships with third-party systems integrators that we use to implement our services could harm our ability to service our customers effectively. Because of our relationship with CGEY, we may have difficulty retaining the services of other systems integrators, which we may need if our alliance with CGEY terminates or if CGEY performs services in a manner below our customers' expectations. In addition, as we seek to provide applications management services for larger, more established customers, they

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CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

frequently will utilize the systems integration and consulting services of independent, third-party systems integrators rather than Corio. In such cases, we may receive only modest revenue for implementation and integration services if any. In addition, we frequently contract with our customers for implementation on a fixed price basis. As a result, unexpected complexities in implementing software applications for our customers could result in unexpected losses for us or increases in losses. Our business and reputation could also be seriously harmed if third party systems integrators were unable to perform their services for our customers in a manner that meets customer expectations.

Increased demand for customization of our services beyond what we currently provide or anticipate could reduce the scalability and profitability of our business.

   Companies may prefer more customized applications and services than our business model contemplates. Most of our customers have required some level of customization of our services, and our customers may continue to require customization in the future, perhaps to a greater extent than we currently provide or anticipate. If we do not offer the desired customization, there may be less demand for our services. Conversely, providing customization of our services increases our costs and reduces our flexibility to provide similar services to many customers. Accordingly, increased demand for customization of our services could reduce the scalability and profitability of our business and increase risks associated with completing software upgrades.

Continued growth would strain our operations and require us to incur costs to upgrade our infrastructure and expand our personnel.

   If our customer base grows significantly, we cannot be sure that we will successfully manage our growth. In order to manage our growth successfully, we must:

  .  improve our management, financial and information systems and controls;

  .  maintain a high level of customer service and support;

  . expand our implementation and consulting resources internally and with third-parties; and

  .  expand, train, manage and retain our employee base effectively.

   There will be additional demands on our customer service support, research and development, sales and marketing and administrative resources as we try to increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by our limited operating history. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems and controls could harm our ability to accurately forecast demand for our services, manage our billing of customers, manage our sales cycle and implementation services and record and report management and financial information on a timely and accurate basis. For example, we are currently implementing a new billing system and such implementation has been and may continue to be more complex than expected, resulting in inefficiency in the customer billing process. Moreover, any inability to expand our service offerings and employee base commensurate with the demand for our services could cause our revenues to decline.

We will need to perform software upgrades for our customers, and any inability to successfully perform these upgrades could cause interruptions or errors in our customers' software applications, which could increase our costs and delay market acceptance of our services.

   Our software vendors from time to time will upgrade their software applications, and at such time we will be required to implement these software upgrades for our customers. For example, PeopleSoft, from whom we license a substantial amount of software applications and represented more than half of our applications management services revenue in fiscal 2000, has recently released a new version of its software. Implementing software upgrades can be a complicated and costly process, particularly implementation of an upgrade simultaneously across multiple customers, and we have not performed a major software upgrade to date.

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CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

Accordingly, we cannot assure you that we will be able to perform these upgrades successfully or at a reasonable cost. We may also experience difficulty implementing software upgrades to a large number of customers, particularly if different software vendors release upgrades simultaneously. If we are unable to perform software upgrades successfully and to a large customer base, our customers could be subject to increased risk of interruptions or errors in their business-critical software, our reputation and business would likely suffer and the market would likely delay the acceptance of our services. It will also be difficult for us to predict the timing of these upgrades, the cost to us of these upgrades and the additional resources that we may need to implement these upgrades. Additionally, as we continue to evolve our business model to charge customers for the cost of software upgrades, we may lose prospective customers who choose not to pay for these upgrades. Therefore, any such upgrades could strain our development and engineering resources, require significant unexpected expenses and cause us to miss our financial forecasts or those of securities analysts. Any of these problems could impair our customer relations and our reputation and subject us to litigation.

Security risks and concerns may decrease the demand for our services, and security breaches with respect to our systems may disrupt our services or make them inaccessible to our customers.

   Our services involve the storage and transmission of business-critical, proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. Anyone who circumvents our security measures could misappropriate business-critical proprietary information or cause interruptions in our services or operations. In addition, computer "hackers" could introduce computer viruses into our systems or those of our customers, which could disrupt our services or make them inaccessible to customers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Our security measures may be inadequate to prevent security breaches, and our business and reputation would be harmed if we do not prevent them.

If we are unable to adapt our services to rapidly changing technology, our reputation and our ability to grow our revenues could be harmed.

   The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. We cannot assure you that we will be able to enhance existing or develop new services that meet changing customer needs in a timely and cost-effective manner. For example, as software application architecture changes, the software for which we have licenses could become out of date or obsolete and we may be forced to upgrade or replace our technology. For example, this is of particular concern with regard to our enterprise resource planning, or ERP, software, including PeopleSoft and SAP. The architecture of the software we currently use for ERP applications is not designed to be hosted. We believe that future software will be written to be hosted. Our existing software application providers may face competition from new vendors who have written hostable software. It may be difficult for us to acquire hostable ERP software from these new vendors and for our software application providers to develop this software quickly or successfully. In either event, the services we offer would likely become less attractive to our customers, which could cause us to lose revenue and market share. Performing upgrades may also require substantial time and expense and even then we cannot be sure that we will succeed in adapting our business to these technological developments. Prolonged delays resulting from our efforts to adapt to rapid technological change, even if ultimately successful, could harm our reputation within our industry and our ability to grow our revenues.

We may incur substantial accounting charges as a result of warrants held by Cap Gemini Ernst & Young which may result in significant operating losses over the next several years.

   Even if we are able to generate revenues that exceed our operating costs, we may incur substantial accounting charges over the next two years associated with warrants held by Cap Gemini Ernst & Young U.S. LLC, or CGEY. Under the terms of a strategic alliance agreement with CGEY, CGEY holds warrants to purchase

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

up to approximately 2.3 million shares of our common stock at an exercise price of $6.50 per share, exercisable through December 31, 2001, and up to 1,400,000 million shares based on specific performance metrics achieved by CGEY over the next two years. These warrants and other expenses related to our strategic alliance with CGEY may result in substantial expenses and operating losses for us over the term of our agreement with them. Because of the accounting policies applicable to these warrants, any charges associated with these warrants will be measured and recorded each fiscal quarter in part using the trading price of our common stock. Significant increases in our stock price could result in significant non-cash accounting charges.

Our application management agreements are typically long-term, fixed-price contracts, which may hinder our ability to become profitable.

   We enter into agreements with our customers to provide application management services for long periods, typically three to five years. Most of these agreements are in the form of fixed-price contracts that do not provide for price adjustments to reflect any cost overruns associated with providing our services, such as potential increases in the costs of software applications we license from third parties, the costs of upgrades or inflation. As a result, unless we are able to provide our services in a more cost-effective manner than we do today and unless the number of users at individual customers increases to provide us higher revenue levels per customer, we may never achieve profitability for a particular customer. In addition, customers may not be able to pay us or may cancel our services before becoming profitable for us.

Our long-term, fixed-price application management contracts may hinder our ability to evolve our business and to ultimately become profitable.

   Our business is new and, accordingly, our business and financial models may evolve as the understanding of our business evolves. We may be unable to adjust our pricing or cost structure with respect to our current customers in response to changes we make in our business or financial model due to the long-term, fixed price nature of the application management agreements we have with our customers. This potential inflexibility may result in our inability to become profitable as rapidly as we would like or at all.

If we do not meet the service levels provided for in our contracts with customers, we may be required to give our customers credit for free service, and our customers may be entitled to cancel their service contracts, which could adversely affect our reputation and hinder our ability to grow our revenues.

   Our application management services contracts contain service level guarantees that obligate us to provide our applications at a guaranteed level of performance. If we fail to meet those service levels, we may be contractually obligated to provide our customers credit for free service. If we were to continue to fail to meet these service levels, our customers would then have the right to cancel their contracts with us. These credits or cancellations could harm our reputation and hinder our ability to grow our revenues.

If we cannot obtain additional software applications that meet the evolving business needs of our customers, the market for our services will not grow and may decline, and sales of our services will suffer.

   Part of our strategy is to expand our services by offering our customers additional software applications that address their evolving business needs. We cannot be sure, however, that we will be able to license these applications at a commercially viable cost or at all or that we will be able to cost-effectively develop the applications in-house. If we cannot obtain these applications on a cost-effective basis and, as a result, cannot expand the range of our service offerings, the market for our services will not grow and may decline, and sales of our services will suffer.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS


We have many competitors and expect new competitors to enter our market, which could adversely affect our ability to increase revenues, maintain our margins or grow our market share.

   The market for our services is extremely competitive and the barriers to entry in our market are relatively low. We currently have no patented technology that would bar competitors from our market.

   Our current and potential competitors primarily include:

  . application service providers and business process outsourcers, such as Agilera, AristaSoft, Breakaway Solutions, Interliant, NaviSite, Qwest Cyber.Solutions, and USinternetworking;

  . systems integrators, such as Accenture, Electronic Data Systems and PricewaterhouseCoopers;

  . internet service providers and web hosting providers, such as XO Communications, DIGEX, Exodus Communications, Frontier Corporation, Genuity, Worldcom and PSINet;

  . software vendors, such as Commerce One, J.D. Edwards, Microsoft, Oracle, PeopleSoft, SAP and Siebel Systems;

  . major technology providers, such as Cisco Systems, IBM, Intel and Nortel Networks;

  .  internet portals, such as AOL Time Warner, Excite@Home and Yahoo; and

  .  telecommunications companies.

   Many of our competitors and potential competitors have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

  . develop and expand their network infrastructures and service offerings more quickly;

  . adapt to new or emerging technologies and changing customer needs faster;

  .  take advantage of acquisitions and other opportunities more readily;

  . negotiate more favorable licensing agreements with software application vendors;

  .  devote greater resources to the marketing and sale of their products;
     and

  .  address customers' service-related issues more effectively.

   Some of our competitors may also be able to provide customers with additional benefits at lower overall costs or to reduce their application service charges aggressively in an effort to increase market share. We cannot be sure that we will be able to match cost reductions by our competitors.

   Our competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, which arrangements may increase our competitors' ability to address customer needs with their product and service offerings. We believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition that could cause our business to suffer.

We may be unable to deliver effectively our services if our data center management services providers, computer hardware suppliers or software providers do not provide us with key components of our technology infrastructure in a timely, consistent and cost-effective manner.

   We depend on third-parties, such as XO Communications and (i)Structure, for our data center management services and for key components of our network infrastructure. Our contracts with these data center and network infrastructure providers are for a fixed term and for a specified amount of services, which may be insufficient to

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

meet our needs as our business grows. We depend on suppliers such as Sun Microsystems for our computer hardware and WebMethods and Netegrity for our software technology platform. If any of these relationships fail to provide needed products or services in a timely and consistent manner or at an acceptable cost, we may be unable to deliver effectively our services to customers. Some of the key components of our infrastructure are available only from sole or limited sources in the quantity and quality we demand. We do not carry significant inventories of those components that we obtain from third-parties and have no guaranteed supply arrangements for some of these components.

System failures caused by us or factors outside of our control could cause us to lose our customers and subject us to liability and increased expenses.

   Our operations depend upon our ability and the ability of our third-party data center and network services providers to maintain and protect the computer systems on which we host our customers' applications. Any loss of customer data or an inability to provide service for a period of time could cause us to lose our customers and subject us to significant potential liabilities. We currently use two data centers to house our hardware and to provide network services, but each of our customers is serviced at a single site. While our data center and network providers maintain back-up systems, a natural disaster or similar disruption at their site could impair our ability to provide our services to our customers until the site is repaired or back-up systems become operable. Most of our data center providers, as well as our corporate headquarters, are located in Northern California, near known earthquake fault zones. Our systems and the data centers are also vulnerable to damage from fire, flood, power loss, telecommunications failures and similar events.

If we are unable to retain our executive officers and key personnel, or to integrate new members of our senior management that are critical to our business, we may not be able to successfully manage our business or achieve our objectives.

   Our future success depends upon the continued service of our executive officers and other key personnel. None of our executive officers or key employees is bound by an employment agreement for any specific term. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives.

If we are unable to hire and retain sufficient sales, marketing, technical and operations personnel, we may be unable to grow our business or to service our customers effectively.

   We need to expand substantially our sales operations and marketing efforts, both domestically and internationally, in order to try to increase market awareness and sales of our services. We will also need to increase our technical staff in order to service customers and perform research and development. Competition for qualified sales, marketing, technical and operations personnel is intense as these personnel are in limited supply and in high demand, particularly in Northern California, and we might not be able to hire and retain sufficient numbers of these personnel to grow our business or to service our customers effectively. For example, voluntary turnover in the second half of 2001 was well above the level of the first half of the year and such a trend, if continued, could result in additional costs and impair our ability to grow our business.

Any future acquisitions of businesses, technologies or services may result in distraction of our management and disruptions to our business.

   We expect that consolidation in our industry may occur. We may acquire or make investments in complementary businesses, technologies or services if appropriate opportunities arise. From time to time we may engage in discussions and negotiations with companies regarding acquiring or investing in their businesses, technologies or services. We cannot make assurances that we will be able to identify suitable acquisition or

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

investment candidates, or that if we do identify suitable candidates, we will be able to make the acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty assimilating that company's personnel, operations, technology or products and service offerings. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity or convertible debt securities could be dilutive to our existing stockholders.

Any inability to protect our intellectual property rights could reduce our competitive advantage, divert management attention, require additional intellectual property to be developed or cause us to incur expenses to enforce our rights.

   We cannot assure you that we will be able to protect or maintain our intellectual property from infringement or misappropriation from others. In particular, our business would be harmed if we were unable to protect our Orion technology platform, our trademarks or our other software and confidential and proprietary information. Agreements on which we rely to protect our intellectual property rights and the trade secret, copyright and other laws on which we rely may only afford limited protection to these rights. In addition, we currently have no patents and no patent applications pending, which limits significantly our ability to protect our proprietary rights in the event they are infringed. Any infringement or misappropriation of our intellectual property could reduce our competitive advantage, divert management attention, require us to develop technology and cause us to incur expenses to enforce our rights.

Any infringement claims involving our technology or the applications we offer could cost a significant amount of money and could divert management's attention away from our business.

   As the number of software applications used by our customers increases and the functionality of these products further overlaps and integrates, software industry participants may become increasingly subject to infringement claims. In addition, we have agreed, and may agree in the future, to indemnify some of our customers against claims that our services infringe upon the intellectual property rights of others. Someone may claim that our technology or the applications we offer infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend, may divert management's attention and resources and could cause service delays. Such claims could require us to enter into costly royalty or licensing agreements. If successful, a claim of infringement against us and our inability to modify or license the infringed or similar technology could adversely affect our business. In addition, if our software vendors cease to offer their software applications to us because of infringement claims against them, we would be forced to license different software applications to our customers that may not meet our customers' needs. This could result in a loss of customers and a decline in our revenues.

                         Risks Related to our Industry

We cannot assure you that the ASP market will become viable or grow at a rate that will allow us to achieve profitability.

   Growth in demand for and acceptance of ASPs and their hosted business software applications is highly uncertain. Companies in the ASP industry, such as Pandesic and Red Gorilla, have ceased operations. We cannot assure you that this market will become viable or, if it becomes viable, that it will grow at a rate that will allow us to achieve profitability. The market for Internet services, private network management solutions and widely distributed Internet-enabled application software has only recently begun to develop and is now evolving rapidly. We believe that many of our potential customers are not fully aware of the benefits of hosted and managed

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

solutions. It is possible that these solutions will never achieve market acceptance. It is also possible that potential customers will decide that the risks associated with hiring ASPs to implement and manage their critical systems and business functions outweigh the efficiencies associated with the products and services we provide. Concerns over transaction security and user privacy, inadequate network infrastructure for the entire Internet and inconsistent performance of the Internet and the financial viability of ASPs could also limit the growth of Internet-based business software solutions.

Increasing government regulation could limit the market for, or impose sales and other taxes on the sale of, our services, which could cause our revenues to decline or increase our expenses.

   We offer our suite of software applications over networks, which subjects us to government regulation concerning Internet usage and electronic commerce. We expect that state, federal and foreign agencies will adopt and modify regulations covering issues such as user and data privacy, pricing, taxation of goods and services provided over the Internet, the use and export of cryptographic technology and content and quality of products and services. It is possible that legislation could expose us and other companies involved in electronic commerce to liability or require permits or other authorizations, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for or make it more difficult to offer our services.

   The taxation of commerce activities in connection with the Internet has not been established, may change in the future and may vary from jurisdiction to jurisdiction. One or more states or countries may seek to impose sales or other taxes on companies that engage in or facilitate electronic commerce. A number of proposals have been made at the local, state, national and international levels that would impose additional taxes on the sale of products and services over the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could subject us to taxation relating to our use of the Internet as a means of delivering our services. Moreover, if any state or country were to assert successfully that we should collect sales or other taxes on the exchange of products and services over the Internet, our customers may refuse to continue using our services, which could cause our revenues to decline significantly.

As we expand our business outside the United States we will be subject to unfavorable international conditions and regulations that could cause our international business to fail.

   We may expand our business outside of the United States in the foreseeable future and are presently exploring international expansion opportunities. Conducting our business in international markets is subject to complexities associated with foreign operations and to additional risks related to our business, including the possibility that the scarcity of cost-effective, high-speed Internet access and the slow pace of future improvements in access to the Internet will limit the market for hosting software applications over the Internet or adversely affect the delivery of our services to customers. Additionally, some countries outside of the United States do not permit hosting applications on behalf of companies. The European Union has adopted a privacy directive that regulates the collection and use of information. This directive may inhibit or prohibit the collection and sharing of personal information in ways that could harm us. The globalization of Internet commerce may be harmed by these and similar regulations since the European Union privacy directive prohibits transmission of personal information outside the European Union unless the receiving country has enacted individual privacy protection laws at least as strong as those enacted by the European Union privacy directive. The United States and the European Union have not yet resolved this matter and they may not ever do so in a manner favorable to our customers or us.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS


Market prices of Internet and technology companies have been highly volatile, and the market for our stock may be volatile as well.

   The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies generally, and Internet-related software companies particularly, have been extremely volatile. The market prices of technology companies generally, and technology service companies in particular have been subject to significant downward pressure. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs to us and a diversion of our management's attention and resources.

Many significant corporate actions are controlled by our officers, directors and affiliated entities regardless of the opposition of other investors or the desire of other investors to pursue an alternative cause of action.

   Our executive officers, directors and entities affiliated with them, in the aggregate, beneficially own approximately 53% of our common stock. If they were to act together, these stockholders would be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could cause our stock price to drop. These actions may be taken even if they are opposed by the other investors, including those who purchased shares in the offering.

Delaware law and our charter, bylaws and contracts provide anti-takeover defenses that could delay or prevent an acquisition of us, even if an acquisition would be beneficial to our stockholders.

   Provisions of our certificate of incorporation, bylaws and contracts and of Delaware law could delay, defer or prevent an acquisition or change of control of us, even if an acquisition would be beneficial to our stockholders, and this could adversely affect the price of our common stock.

  . Our bylaws limit the ability of our stockholders to call a special meeting and do not permit stockholders to act by written consent.

  . We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

  . Several members of our senior management have contracts with us that provide for the acceleration of the vesting of their stock options upon termination following a change of control.

  . Our certificate of incorporation permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of shares of preferred stock could adversely affect the price of the common stock.

  . Additional provisions of our certificate of incorporation that may serve to delay or prevent an acquisition include a staggered board, advance notice procedures for stockholders to nominate candidates for election as directors, authorization of our board to alter the number of directors without stockholder approval and lack of cumulative voting.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This report contains forward-looking statements that involve inherent risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We use words such as "may," "will," "should," "expect," "anticipate," "estimate," "seek," "project," "believe," "plan," "intend," "future," "strategy" and other similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. Factors that could contribute to differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this report. The information contained in this report is accurate only as of the date of this report.

Quantitative and Qualitative Disclosures About Financial Market Risk

   We develop and market our services primarily in the United States. As we expand our operations outside of the United States, our financial results could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. Because all of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our services less competitive in international markets.

Interest Rate Risk

   Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We manage our interest rate risk by maintaining an investment portfolio primarily consisting of debt instruments with high credit quality and relatively short average maturities in accordance with the Company's investment policy. The policy also limits the amount of credit exposure to any one issuer. Notwithstanding our efforts to manage interest rate risks, there can be no assurances that we will be adequately protected against the risks associated with interest rate fluctuations.

   The following table presents the carrying value and related weighted-average after tax interest rates for the Company's investment portfolio at December 31, 2000. The carrying value approximates fair value at that date.

   Amounts in U.S. Dollars (in thousands).

                                                       Carrying Weighted Average
                                                        Amount   Interest Rate
                                                       -------- ----------------
   Cash and equivalents:
     Fixed rate....................................... $40,075        6.66%
     Variable rate....................................  18,380        6.42%
   Short-term investments:
     Fixed rate....................................... $67,218        6.32%
     Variable rate....................................  13,108        6.72%

   Short-term investment maturities range from one month to 18 months.

CORIO, INC_______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                                 BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                              December 31,
                                                           -------------------
                                                             1999      2000
                                                           --------  ---------
ASSETS
Current assets:
  Cash and cash equivalents............................... $ 37,177  $  58,455
  Short-term investments..................................      --      80,326
  Accounts receivable, net of allowance of $233 and $911
   at December 31, 1999 and 2000, respectively............    2,941      7,780
  Prepaid expenses and other current assets...............    2,107      2,293
                                                           --------  ---------
    Total current assets..................................   42,225    148,854
  Property and equipment, net.............................   14,380     28,221
  Intangibles, net........................................    3,647        564
  Other assets............................................    1,344      3,645
                                                           --------  ---------
    Total assets.......................................... $ 61,596  $ 181,284
                                                           ========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................ $  5,017  $   8,910
  Accrued liabilities.....................................    8,163     12,616
  Deferred revenue........................................    1,888      3,196
  Current portion of notes payable........................    1,002      1,565
  Current portion of notes payable -- related party.......      250        --
  Current portion of capital lease obligations............    1,457      6,051
                                                           --------  ---------
    Total current liabilities.............................   17,777     32,338
  Notes payable, less current portion.....................    2,998      1,336
  Capital lease obligations, less current portion.........    4,337      9,073
  Other liabilities.......................................      --         694
                                                           --------  ---------
    Total liabilities.....................................   25,112     43,441
                                                           --------  ---------
Commitments
Stockholders' equity:
  Preferred stock: $0.001 par value; 33,127,000 shares
   authorized at December 31, 1999 and 10,000,000
   authorized at December 31, 2000; 29,964,795 shares
   issued and outstanding at December 31, 1999
   (liquidation value: $73,210)...........................       30        --
Common stock: $0.001 par value; 200,000,000 shares
 authorized;
  1,574,584 and 49,288,222 shares issued and outstanding
   at December 31, 1999 and 2000, respectively............        2         49
  Additional paid-in capital..............................   99,649    299,052
  Note receivable from stockholder........................      (15)       --
  Deferred stock-based compensation.......................  (14,981)   (13,234)
  Accumulated deficit.....................................  (48,201)  (148,024)
                                                           --------  ---------
    Total stockholders' equity............................   36,484    137,843
                                                           --------  ---------
    Total liabilities and stockholders' equity............ $ 61,596  $ 181,284
                                                           ========  =========

See accompanying notes to financial statements.

CORIO, INC_______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                              DSCI                      CORIO
                          ------------ ---------------------------------------
                            For the
                          Period from     For the
                           October 1,   Period from
                            1997 to    September 1,
                          September 4, 1998 (date of
                           1998 (date  inception) to  Year Ended   Year Ended
                               of      December 31,  December 31, December 31,
                          acquisition)     1998          1999         2000
                          ------------ ------------- ------------ ------------
Revenues:
  Application management
   services..............   $   --        $   --       $    746    $  14,990
  Professional services
   and other.............     4,280         1,292         5,036       28,571
                            -------       -------      --------    ---------
    Total revenues.......     4,280         1,292         5,782       43,561
Costs and Expenses:
  Application management
   services..............       --            --          6,297       32,228
  Professional services
   and other.............     2,185         1,039         7,755       26,046
  Research and
   development...........       --             93         3,192       11,882
  Sales and marketing....       --            461        11,930       34,090
  General and
   administrative........     3,437         2,092        10,416       24,586
  Amortization of stock
   based compensation....       --              7         8,524       15,657
  Amortization of
   intangibles...........       --            730         2,190        2,236
                            -------       -------      --------    ---------
    Total operating
     expenses............     5,622         4,422        50,304      146,725
                            -------       -------      --------    ---------
Loss from operations.....    (1,342)       (3,130)      (44,522)    (103,164)
Interest and other
 income..................        76             7           541        5,414
Interest and other
 expense.................      (189)          (78)       (1,019)      (2,073)
                            -------       -------      --------    ---------
Net loss.................    (1,455)       (3,201)      (45,000)     (99,823)
Series E beneficial
 conversion charge.......       --            --            --       (20,158)
                            -------       -------      --------    ---------
Net loss attributable to
 common stockholders.....   $(1,455)      $(3,201)     $(45,000)   $(119,981)
                            =======       =======      ========    =========
Basic and diluted net
 loss per share..........                 $ (3.89)     $ (38.96)   $   (5.15)
                                          =======      ========    =========
Shares used in
 computation--basic and
 diluted.................                     823         1,155       23,290
                                          =======      ========    =========


See accompanying notes to financial statements.

CORIO, INC_______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                            Preferred                                   Note
                              Stock        Common Stock   Additional Receivable    Deferred   Retained       Total
                          ---------------  --------------  Paid-in      from     Stock-Based  Earnings   Stockholders'
                          Shares   Amount  Shares  Amount  Capital   Stockholder Compensation (Deficit)     Equity
                          -------  ------  ------  ------ ---------- ----------- ------------ ---------  -------------
DSCI Period:
Balance at September 30,
 1997...................      --   $ --        50  $  10   $    --      $ --       $    --    $     371    $    381
Net loss................      --     --       --     --         --        --            --       (1,455)     (1,455)
                          -------  -----   ------  -----   --------     -----      --------   ---------    --------
Balance at September 4,
 1998...................      --   $ --        50  $  10   $    --      $ --       $    --    $  (1,084)   $ (1,074)
                          =======  =====   ======  =====   ========     =====      ========   =========    ========
Corio Period:
Balance at September 1,
 1998...................      --   $ --       --   $ --    $    --      $ --       $    --    $     --     $    --
Issuance of series A
 preferred stock, net of
 issuance costs of $26..    8,500      9      --     --       3,965       --            --          --        3,974
Issuance of series A
 preferred stock in
 connection with DSCI
 acquisition............    3,492      3      --     --       1,640       --            --          --        1,643
Issuance of series A
 preferred stock in
 exchange for services..      135    --       --     --          63       --            --          --           63
Issuance of preferred
 stock warrants.........      --     --       --     --         539       --            --          --          539
Issuance of common
 stock..................      --     --       873      1         43       --            --          --           44
Deferred stock-based
 compensation...........      --     --       --     --          39       --            (39)        --          --
Amortization of deferred
 stock-based
 compensation...........      --     --       --     --         --        --              7         --            7
Net loss................      --     --       --     --         --        --            --       (3,201)     (3,201)
                          -------  -----   ------  -----   --------     -----      --------   ---------    --------
Balance at December 31,
 1998...................   12,127     12      873      1      6,289       --            (32)     (3,201)      3,069
Issuance of series A
 preferred stock in
 exchange for services..       93    --       --     --         373       --            --          --          373
Issuance of series B
 preferred stock, net of
 issuance costs of $46..   10,513     11      --     --      20,968       --            --          --       20,979
Issuance of series B
 preferred stock in
 exchange for notes
 payable-related party..      127    --       --     --         254       --            --          --          254
Issuance of series C
 preferred stock, net of
 issuance costs of $79..    6,951      7      --     --      45,094       --            --          --       45,101
Issuance of series C
 preferred stock in
 exchange for notes
 payable-related party..      154    --       --     --       1,000       --            --          --        1,000
Issuance of preferred
 stock warrants.........      --     --       --     --       1,404                     --          --        1,404
Issuance of common
 stock..................      --     --       375    --         574       (10)          --          --          564
Issuance of common stock
 upon exercise of stock
 options................      --     --       527      1         37        (5)          --          --           33
Repurchase of common
 stock..................      --     --      (200)   --         (10)                    --          --          (10)
Issuance of common stock
 warrant................      --     --       --     --         136       --            --          --          136
Issuance of stock
 options to non-
 employees..............      --     --       --     --          57       --            --          --           57
Deferred stock-based
 compensation...........      --     --       --     --      23,473       --        (23,473)        --          --
Amortization of deferred
 stock-based
 compensation...........      --     --       --     --         --        --          8,524         --        8,524
Net loss................      --     --       --     --         --                      --      (45,000)    (45,000)
                          -------  -----   ------  -----   --------     -----      --------   ---------    --------
Balance at December 31,
 1999...................   29,965     30    1,575      2     99,649       (15)      (14,981)    (48,201)     36,484
Issuance of common stock
 warrants...............      --     --                         766       --            --          --          766
Conversion of warrants
 to common stock........      --     --       961      1         (1)      --            --          --          --
Issuance of common stock
 in initial public
 offering, net of
 issuance costs of
 $2,035.................      --     --    10,000     10    128,155       --            --          --      128,165
Conversion of series A
 preferred stock to
 common stock...........  (12,220)   (12)  12,220     12        --        --            --          --          --
Conversion of series B
 preferred stock to
 common stock...........  (10,640)   (11)  10,640     11        --        --            --          --          --
Conversion of series C
 preferred stock to
 common stock...........   (7,105)    (7)   7,105      7        --        --            --          --          --
Conversion of series E
 preferred stock to
 common stock...........      --     --     5,333      5     54,455       --            --          --       54,460
Remeasurement and
 amortization of
 performance-based stock
 warrants...............      --     --       --     --         248       --            --          --          248
Issuance of common
 stock..................      --     --        10    --          56       --            --          --           56
Issuance of common stock
 upon exercise of stock
 options................      --     --     1,445      1      1,466       --            --          --        1,467
Issuance of stock
 options to non-
 employees..............      --     --       --     --         348       --            --          --          348
Deferred stock-based
 compensation...........      --     --       --     --      13,910       --        (13,910)        --          --
Amortization of deferred
 stock-based
 compensation...........      --     --       --     --         --        --         15,657         --       15,657
Proceeds from note
 receivable from
 stockholder............      --     --       --     --         --         15           --          --           15
Net loss................      --     --       --     --         --        --            --      (99,823)    (99,823)
                          -------  -----   ------  -----   --------     -----      --------   ---------    --------
Balance at December 31,
 2000...................      --   $ --    49,289  $  49   $299,052     $ --       $(13,234)  $(148,024)   $137,843
                          =======  =====   ======  =====   ========     =====      ========   =========    ========

See accompanying notes to financial statements.

CORIO, INC_______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                               DSCI                          CORIO
                          --------------- -------------------------------------------
                          For the Period
                          from October 1,  For the Period
                              1997 to     from September 1,
                           September 4,     1998 (date of    Year Ended   Year Ended
                           1998 (date of    inception) to   December 31, December 31,
                           acquisition)   December 31, 1998     1999         2000
                          --------------- ----------------- ------------ ------------
Cash flows from
 operating activities:
 Net loss...............      $(1,455)         $(3,201)       $(45,000)    $(99,823)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities:
   Depreciation and
    amortization........           32               19           4,668        8,761
   Amortization of
    intangibles.........          --               730           2,190        2,233
   Amortization of
    deferred stock-based
    compensation........          --                 7           8,524       15,657
   Compensation for
    grants of stock,
    options and warrants
    in exchange for
    services............            3              313           1,439        2,212
Changes in operating
 assets and liabilities:
 Accounts receivable....          207              (44)         (2,580)      (4,839)
 Prepaid expenses and
  other current
  assets................          (63)            (512)           (889)         209
 Accounts payable.......           29            1,164           3,686        3,894
 Accrued liabilities....        1,178              343           6,288        5,303
 Deferred revenue.......          268               69           1,602        1,308
 Other liabilities......          --               336            (336)         694
                              -------          -------        --------     --------
   Net cash provided by
    (used in) operating
    activities..........          199             (776)        (20,408)     (64,391)
Cash flows from
 investing activities:
 Purchase of short-term
  investments...........          --               --              --       (80,326)
 Purchase of property
  and equipment.........          (11)            (798)        (12,424)     (10,471)
 Acquisition of DSCI,
  net of cash
  acquired..............          --            (1,106)            --           --
 Other assets...........           29             (319)            232       (3,223)
                              -------          -------        --------     --------
   Net cash provided by
    (used in) investing
    activities..........           18           (2,223)        (12,192)     (94,020)
Cash flows from
 financing activities:
 Proceeds from issuance
  of preferred stock,
  net...................          --             3,974          66,080       54,450
 Proceeds from sale of
  common stock and
  exercise of stock
  options...............          --                44              48      129,374
 Proceeds from note
  receivable from
  stockholder...........          --               --              --            15
 Borrowings on notes
  payable...............          --               --            4,000          --
 Payments on debt
  obligations...........          --               --             (260)      (4,150)
 Repayment of notes
  payable -- related
  party.................          --               --           (1,110)         --
                              -------          -------        --------     --------
   Net cash provided by
    financing
    activities..........          --             4,018          68,758      179,689
                              -------          -------        --------     --------
Net increase (decrease)
 in cash and cash
 equivalents............          217            1,019          36,158       21,278
Cash and cash
 equivalents, beginning
 of period..............          284              --            1,019       37,177
                              -------          -------        --------     --------
Cash and cash
 equivalents, end of
 period.................      $   501          $ 1,019        $ 37,177     $ 58,455
                              =======          =======        ========     ========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest..............      $   --           $   --         $    693     $  1,321
                              =======          =======        ========     ========
Supplemental non-cash
 investing and financing
 activities:
 Issuance of series A
  preferred stock in
  connection with DSCI
  acquisition...........                       $ 1,643        $    --      $    --
                                               =======        ========     ========
   Issuance of note
    payable -- related
    party in connection
    with DSCI
    acquisition.........                       $ 2,328        $    --      $    --
                                               =======        ========     ========
   Acquisition of
    property and
    equipment under
    capital leases......                       $   495        $  5,305     $ 12,131
                                               =======        ========     ========
   Issuance of preferred
    stock and common
    stock warrants......                       $   539        $  1,540     $    766
                                               =======        ========     ========
   Issuance of preferred
    stock in exchange
    for notes payable --
     related party......                       $   --         $  1,254     $    --
                                               =======        ========     ========
   Deferred stock-based
    compensation........                       $    39        $ 23,473     $ 13,910
                                               =======        ========     ========
   Issuance of stock and
    options for
    services............                       $    63        $    969     $    404
                                               =======        ========     ========

See accompanying notes to financial statements.

CORIO, INC_______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                         NOTES TO FINANCIAL STATEMENTS

Note 1--The Company and Summary of Significant Accounting Policies

 The Company

   Corio, Inc. ("Corio" or the "Company") is a leading application service provider, or ASP. The Company makes available to its customers over a secure network for a monthly fee a suite of scalable software applications that are licensed and integrated by the Company from various software vendors. The Company also provides professional services which include initial implementation and ongoing support services. The Company was incorporated under the laws of the state of Delaware on September 1, 1998. On September 4, 1998, the Company acquired all of the outstanding common stock of Data Systems Connectors, Inc. ("DSCI" or the "Predecessor") (Note 2). The Company's operations prior to September 4, 1998 were immaterial.

 Basis of presentation

   The accompanying financial statements for the period from September 1, 1998 (date of inception) to December 31, 1998 and for the years ended December 31, 1999 and 2000 include the accounts of the Company. Due to the application of purchase accounting by Corio, the accounts of DSCI prior to the acquisition are not comparable to those of Corio.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist principally of cash on deposit with a bank and money market accounts that are stated at cost, which approximate fair value.

 Investments in debt securities

   The Company classifies its investments in debt securities as available-for-sale. Available-for-sale securities are carried at fair market value, which approximates amortized cost. Any unrealized gains or losses are recorded as a component of other comprehensive income (loss). As of December 31, 2000, all investments were considered available-for-sale securities and consisted of the following (in thousands):

   Commercial paper.................................................... $ 7,893
   Certificate of deposits.............................................   4,004
   Municipal bonds.....................................................   9,949
   Corporate securities................................................  58,480
                                                                        -------
                                                                        $80,326
                                                                        =======

   As of December 31, 2000, all of the Company's investments had contractual maturities within 18 months.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

 Concentration of credit risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, short-term investments, and accounts receivable. The Company places its cash with two high quality financial institutions. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

 Fair value of financial instruments

   The carrying amount of the Company's financial instruments, which includes accounts receivable, accounts payable, accrued liabilities and debt obligations approximate their fair values at December 31, 1999 and 2000.

 Property and equipment

   Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term.

   In 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of direct costs incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal-use software development project. Such capitalized costs are amortized on a straight-line basis over the software's economic useful life of three years. During the year ended December 31, 1999, the Company purchased $12.0 million in computer software and capitalized $355,000 of costs related to the implementation of internal-use software which is included in computer software in property and equipment at December 31, 1999. During the year ended December 31, 2000, the Company purchased $1 million in computer software and capitalized $841,000 of costs related to the implementation of internal-use software.

 Income taxes

   The Company accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Company's stock and exercise prices. Deferred compensation is amortized and expensed in accordance with the graded vesting approach provided for in Financial Accounting Standards Board ("FASB") Interpretation No. 28. Effective July 1, 2000, the Company has adopted Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB No. 25"

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

(FIN No. 44"). FIN No. 44 clarifies the application of Opinion No. 25 for certain issues including: (a) the definition of employees for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation awards in a business combination. The Company's adoption of FIN No. 44 has not had a material impact on its financial statements, cashflows or results of operations. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and FASB Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." The Company uses the Black-Scholes option pricing model to value options granted to non-employees. The related expense is recorded over the period in which the related services are received.

 Intangibles

   Goodwill and other intangibles were recorded in connection with the acquisition of DSCI. Intangibles are being amortized on a straight-line basis over three years.

 Impairment of long-lived assets

   The Company evaluates its long-lived assets, including goodwill and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Revenue recognition

   The Company generates revenue from application management services, professional services and other revenues.

   Application management services revenue consists of monthly recurring fees for hosting services and is recognized as the services are performed. Our application management services provide customers rights to access applications, hardware for the application access, customer service, and rights to upgrades and updates as provided to the Company under contract with the original software vendor. Our customers generally do not have the right to take possession of the software at any time during the hosting agreement. Contracts for application management services include monthly or quarterly minimum volume commitments by the Company's customers and fees for actual volume usage. Minimum volume customer commitments are recognized as they become due and payable. Actual volume usage that exceed designated minimums are recognized as revenues when amounts due are earned by the Company.

   Professional services and other revenues include revenues from consulting services, implementation services, training, resale of software, and post-contract support. Revenue from consulting services is recognized using the percentage-of-completion method for fixed-fee arrangements under the cost-to-cost method or as the services are provided for time-and-materials arrangements. Losses resulting from fixed-fee contracts are recorded at the time such losses are known. Revenue from customer training and education are recognized at the date the

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS services are performed. Revenue from post-contract support, i.e., unspecified upgrades and telephone support, is recognized ratably over the period the support is provided. When software and post-contract support are sold as a bundled arrangement where no VSOE exists, the entire fee is recognized as revenue over the post-contract support period. Such revenues from resale of software and maintenance and support have been immaterial.

   In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. We adopted SAB 101 beginning October 1, 2000. The adoption of SAB 101 did not have a material impact on our financial position or results of operations.

   The Company provides limited services warranty rights to its customers, which are accounted for in accordance with SFAS No. 5, "Accounting for Contingencies". To date, the estimated warranty obligations have not been considered significant.

 Advertising costs

   Advertising costs are expensed as incurred and totaled $1,193,000 and $2,872,000 for the years ended December 31, 1999 and 2000, respectively. There were no advertising costs prior to the year ended December 31, 1999 for the Company or Predecessor.

 Comprehensive income

   In 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company's and Predecessor's comprehensive loss was equal to its net loss for all periods presented.

 Stock split

   In July 1999, the Company's board of directors approved a 2-for-1 stock split of common stock, preferred stock, options and warrants. Accordingly, all share and per share amounts, including stock option, warrant and net loss per share information have been restated in the financial statements to retroactively reflect the stock split.

 Net loss per share

   Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period (excluding shares subject to repurchase). Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potentially dilutive common securities outstanding during the period. Potentially dilutive common shares are excluded from the computation in loss periods as their effect would be antidilutive.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                    For the Period
                                   from September 1,
                                     1998 (date of    Year Ended   Year Ended
                                     inception) to   December 31, December 31,
                                   December 31, 1998     1999         2000
                                   ----------------- ------------ ------------
   Numerator:
     Net loss attributable to
      common stockholders.........      $(3,201)       $(45,000)   $(119,981)
                                        =======        ========    =========
   Denominator:
     Weighted average shares of
      common stock................          823           1,155       23,290
                                        =======        ========    =========
   Net loss per share:
     Basic and diluted............      $ (3.89)       $ (38.96)   $   (5.15)
                                        =======        ========    =========

   The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above as their effect would have been antidilutive for the periods indicated (in thousands):

                                    For the Period
                                   from September 1,
                                     1998 (date of    Year Ended   Year Ended
                                     inception) to   December 31, December 31,
                                   December 31, 1998     1999         2000
                                   ----------------- ------------ ------------
   Series A preferred stock.......      12,127          12,220          --
   Series B preferred stock.......         --           10,640          --
   Series C preferred stock.......         --            7,105          --
   Preferred stock warrants.......       1,788             989        1,054
   Common stock subject to
    repurchase....................         --               96           62
   Common stock options and
    warrants......................       2,135           8,805       15,506

 Recent accounting pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established new standards of accounting and reporting for derivative instruments and hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt
SFAS No. 133 during its year ending December 31, 2001. To date, the Company has not engaged in any derivative or hedging activities.

 Reclassifications

   Certain reclassifications were made to the 1998 and 1999 financial statements to conform to the 2000 presentation.

Note 2--Acquisition of Data Systems Connectors, Inc.

   On September 4, 1998, the Company acquired all of the outstanding common stock of DSCI, a provider of information technology consulting services, license and other services.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

   This transaction was accounted for using the purchase accounting provisions of APB Opinion No. 16, "Business Combinations". The allocation of the aggregate purchase price to the tangible and identifiable intangible assets (covenant not to compete, workforce in place and customer list) acquired and liabilities assumed in connection with this acquisition was based on estimated fair values as determined by management. The allocation is summarized below (in thousands):

     Covenant not to compete............................................ $1,643
     Workforce in place.................................................    750
     Customer list......................................................    520
     Goodwill...........................................................  3,654
     Tangible net assets................................................    491
                                                                         ------
                                                                         $7,058
                                                                         ======

   The total purchase price of approximately $7.1 million consisted of $1,607,000 in cash, 3,492,000 shares of the Company's series A preferred stock valued at $1,643,000 issued to a stockholder of the Company (Note 15), a secured subordinated promissory note in the amount of $2,328,000 issued to the same stockholder of the Company (Note 15), an assumed liability of $1,250,000 and transaction costs of $230,000.

   Goodwill and intangibles, net, consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1999         2000
                                                       ------------ ------------
   Goodwill and intangibles...........................   $ 6,567      $ 5,717
   Accumulated amortization...........................    (2,920)      (5,153)
                                                         -------      -------
                                                         $ 3,647      $   564
                                                         =======      =======

   During 2000 the Company recorded a $850,000 reduction in the liability assumed pursuant to the DSCI acquisition and, accordingly, reduced the amount of recorded goodwill.

Note 3--Property and Equipment

   Property and equipment, net, consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1999         2000
                                                       ------------ ------------
   Computer equipment.................................   $ 4,985      $ 23,606
   Computer software..................................    12,983        13,493
   Furniture and fixtures.............................       796         2,702
   Leasehold improvements.............................       207         1,852
                                                         -------      --------
     Total............................................    18,971        41,653
   Accumulated depreciation and amortization..........    (4,591)      (13,432)
                                                         -------      --------
   Property and equipment, net........................   $14,380      $ 28,221
                                                         =======      ========

   Property and equipment includes assets under capital leases of $495,000 at December 31, 1998, $5,800,000 at December 31, 1999 and $17,901,000 at December
31, 2000. Accumulated depreciation of assets under capital leases totaled $781,000 at December 31, 1999 and $4,075,000 at December 31, 2000. There was
no accumulated depreciation at December 31, 1998.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

Note 4--Accounts Receivable and Accrued Liabilities

   The Company records accounts receivable when amounts are billed in accordance with the contract terms or as services are performed under non-cancelable contractual services arrangements. The December 31, 1999 balance includes $1.0 million billed in advance and collected in early January 2000. Revenue recognized under this arrangement was $190,000 in 1999. Included in accounts receivable at December 31, 1999 and December 31, 2000 was $401,000 and $555,000, respectively, of unbilled receivables under various professional services contracts.

   Accrued liabilities consist of the following (in thousands):

                                                     December 31, December 31,
                                                         1999         2000
                                                     ------------ ------------
   Accrued license and technical access fees........    $4,285      $ 1,494
   Accrued compensation and related benefits........     1,658        5,109
   Assumed liability in connection with DSCI
    acquisition.....................................     1,250          400
   Contributions to employee stock purchase plan....       --         1,939
   Other............................................       970        3,674
                                                        ------      -------
     Total..........................................    $8,163      $12,616
                                                        ======      =======

   The $1,250,000 assumed liability in connection with the DSCI acquisition principally consists of an estimated income tax liability. During 2000, the company recorded an $850,000 reduction in the estimated tax liability and reduced the amount of its recorded goodwill arising from the DSCI acquisition (Note 2). The remaining tax liability will be paid upon the ultimate resolution of this matter with income tax authorities.

Note 5--Notes Payable

   In December 1998, the Company entered into a loan and security agreement to borrow up to $4,000,000. Borrowings under the agreement bear interest at 11.5% per annum and are payable in 42 monthly installments. Borrowings under the agreement are collateralized by substantially all of the Company's assets. As of December 31, 2000, $2,901,000 was outstanding. The outstanding amount was repaid in January 2001. In connection with the loan and security agreement, the Company granted the lender warrants to purchase 469,523 shares of series A preferred stock at an exercise price of $1.24 per share (Note 8). The fair value of the warrants is being amortized over 42 months as additional interest expense. Upon the repayment of the note in January 2001, the unamortized fair value of the warrant will be charged to interest expense.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

Note 6--Income Taxes

   The income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34% to pretax income as a result of the following (in thousands):

                                           For the
                                         Period from
                                         September 1,
                                          1998 (date
                                              of
                                          inception)
                                           through     Year Ended   Year Ended
                                         December 31, December 31, December 31,
                                             1998         1999         2000
                                         ------------ ------------ ------------
   Federal tax at statutory rate........   $(1,088)     $(15,299)    $(33,939)
   State taxes..........................         1             3           15
   Amortization of intangibles..........       200           745          760
   Net operating loss not benefited.....       887        11,576       27,799
   Nondeductible expenses...............       --            131          134
   Nondeductible stock compensation.....       --          2,848        5,231
   Other................................       --             (4)         --
                                           -------      --------     --------
     Total income tax expense...........   $   --       $    --      $    --
                                           =======      ========     ========

   The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):

                                                      December 31, December 31,
                                                          1999         2000
                                                      ------------ ------------
   Deferred tax assets:
     Accruals and reserves...........................   $  1,922     $  6,889
     State income taxes..............................          1            5
     Other...........................................        --           --
     Net operating loss and credit carryforwards.....     12,173       39,568
                                                        --------     --------
     Gross deferred tax assets.......................     14,096       46,462
     Valuation allowance.............................    (13,691)     (46,174)
                                                        --------     --------
     Total deferred tax assets.......................        405          288
   Deferred tax liability:
     Property and equipment..........................       (405)        (288)
                                                        --------     --------
       Net deferred tax assets.......................   $    --      $    --
                                                        ========     ========

   The acquisition of DSCI was structured as a tax-free exchange of stock, therefore, the difference between the recognized fair values of acquired net assets and their historical tax bases is not deductible for tax purposes.

   Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realized, therefore, management has established a valuation allowance for the portion of deferred tax assets. The net change in the total valuation allowance for the years ended December 31, 1998, 1999 and 2000 was an increase of $1,089,000, $12,602,000 and $32,483,000, respectively.

   The Company has net operating loss carryforwards for federal and state income tax purposes of approximately $104,137,000 and $64,102,000 respectively, available to reduce future income subject to income

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS taxes. The difference between the federal and state net operating loss carryforward is due to the State of California 50% limitation rule for net operating loss. The federal net operating loss carryforwards expire beginning in 2018 through 2020. State net operating loss carryforwards expire beginning in 2005.

   Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change occurred, annual utilization of the net operating loss carryforwards could be reduced significantly.

Note 7--Leases and Commitments

   The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2010. The Company subleased one of its facilities under a sub-lease agreement that expired on February 15, 2000 (sublease rental income of $75,000 in 1999 and $19,000 in
2000). Rent expenses for the Predecessor was $94,000 for the period from October 1, 1997 to September 4, 1998 (date of acquisition). Rent expense for the Company was $59,000 for the period from September 1, 1998 (date of inception) to December 31, 1998, and $1,473,000 and $5,476,000 for the years ended December 31, 1999 and 2000, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period. Included in other liabilities at December 31, 2000 is $694,000 of rent expense incurred but not paid.

   Future minimum lease payments under noncancelable operating and capital leases are as follows (in thousands):

   Years Ending
   December 31,                                Capital Leases Operating Leases
   ------------                                -------------- ----------------
   2001.......................................    $ 7,076         $ 5,920
   2002.......................................      6,620           4,443
   2003.......................................      3,368           3,778
   2004.......................................        --            3,764
   2005.......................................        --            3,857
   2006 and thereafter........................        --           16,770
                                                  -------         -------
   Total minimum lease payments...............    $17,064         $38,532
                                                  =======         =======
   Less amount representing interest..........     (1,940)
                                                  -------
   Present value of minimum lease payments....     15,124
   Less current portion.......................     (6,051)
                                                  -------
   Capital lease obligations, less current
    portion...................................    $ 9,073
                                                  =======

   In December 1998, the Company entered into a master lease agreement to purchase equipment up to an aggregate of $4,000,000. As of December 31, 2000, the Company had drawn down the entire $4,000,000 related to this agreement. Each draw against the agreement bears interest at 8.75% per annum and is payable in 42 monthly installments. In connection with the agreement, the Company granted the lessor warrants to purchase 186,190 shares of series A preferred stock at an exercise price of $1.24 per share (Note 8). The fair value of these warrants is being amortized over 42 months as additional interest expense.

   In December 1998, the Company entered into a guarantee with a lender for $350,000 as security on a facility lease. The guarantee was collateralized by certain assets of the Company. In connection with the guarantee, the

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

Company granted the lender warrants to purchase 25,500 shares of series A preferred stock at an exercise price of $1.24 per share (Note 8). The fair value of these warrants is being amortized over 42 months as additional interest expense. Subsequent to December 31, 2000, this guarantee became an unsecured guarantee.

   In December 1999, the Company entered into another guarantee with the same lender for a maximum $7,000,000 letter of credit as security on another facility lease. The guarantee is collateralized by certain assets of the Company. In connection with the guarantee, the Company granted the lender a right to purchase shares of series C preferred stock at an exercise price of $6.50 per share (Note 8). In January 2001, this letter of credit was replaced with a new $7 million letter of credit from another lender. The new letter of credit is collateralized by a $7 million cash deposit.

   In March 2000, the Company entered into a volume purchase agreement to purchase up to $6,000,000 of equipment through September 2001. Through December 31, 2000, the Company purchased $3.2 million of this equipment.

   In April 2000, the Company entered into a lease line of credit agreement to purchase up to an aggregate of $5,000,000 of equipment. In connection with the agreement, the Company issued the lender a warrant to purchase up to $100,000 of the Company's common stock at 90% of the price per share of the common stock offered in an initial public offering by the Company. This lease line expired December 31, 2000. The warrants remain outstanding at December 31, 2000.

Note 8--Preferred Stock

   Since inception the Company issued 35,415,000 shares of convertible preferred and mandatorily redeemable preferred stock. In July 2000, upon completion of the company's initial public offering of its common stock, all outstanding shares of the company's preferred stock were converted to shares of common stock. As of December 31, 2000, no shares of preferred stock are issued or outstanding.

   In April 2000, the Company issued 5,450,000 shares of senior series E mandatorily redeemable preferred stock at $10.00 per share, for aggregate net proceeds of approximately $54.5 million. The senior series E mandatorily redeemable preferred stock converted to common stock upon the Company's initial public offering at 73% of the price per share. The Company recorded a $20.2 million charge for the beneficial conversion feature inherent in this transaction which increases net loss to derive net loss attributable to common stockholders.

   During the year ended December 31, 1999, the Company issued 93,332 shares of series A preferred stock in exchange for services. The fair value of the series A preferred stock of $373,000 was determined by the deemed fair value of $4.00 per share of the Company's common stock on the date the service was completed and was recorded as a general and administrative expense.

   The Company currently has authorized for issuance 10 million shares of preferred stock.

 Warrants for preferred stock

   In December 1998 and in connection with (i) the master lease agreement to purchase equipment (Note 7), (ii) the $350,000 guarantee for security on a facility lease (Note 7), and (iii) a loan and security agreement for $4,000,000 (Note 7), the Company granted warrants to purchase 186,190 shares, 25,500 shares, and 469,523 shares, respectively, of series A preferred stock at the average of the price of the series A and series B preferred stock. Series A preferred stock price was $0.47 and was known at December 31, 1998. The series B preferred stock was issued at $2.00 per share in April 1999 and the price was not known at December 31, 1998.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

The estimated value of the warrant of $539,000 was recorded in the year ended December 31, 1998. Upon issuance of series B preferred stock, the actual fair value was determined and the amount was adjusted to a total adjusted fair value of $1,016,000. As of December 31, 2000, the warrants were outstanding and exercisable and will expire three years from the closing of the Company's initial public offering of common stock (July 2003). The following assumptions were used in the Black-Scholes fair value calculation: no dividends; contractual life of seven years; risk-free interest rate of 6.0%; and expected volatility of 60%. The fair value of the warrants is amortized over a period of 42 months to interest expense.

   In October 1999, the Company granted to a software vendor in connection with a remarketing agreement a warrant to purchase 153,846 shares of series C preferred stock at $6.50 per share. This is a performance based warrant that became exercisable in October 2000. The warrant will expire in October 2002. The fair value of the warrant issued was remeasured each period until the final measurement date of October 2000 using the Black-Scholes option pricing model. At October 2000, the fair value of the warrant was calculated using the Black-Scholes option pricing model, using $6.50 as the fair value of the underlying preferred stock and the following weighted average assumptions: no dividends; contractual life of 3 years; risk-free interest rate of 6.5%; and expected volatility of 70%. The warrant was fully amortized at December 31, 2000 to sales and marketing expense.

   In addition, the Company granted to a service provider a warrant to purchase 153,846 shares of series C preferred stock at $6.50 per share. As of December 31, 2000, the warrant was outstanding and exercisable and will expire in October 2001. The fair value of the warrant issued was calculated using the Black-Scholes option pricing model, using $6.50 as the fair value of the underlying preferred stock and the following weighted-average assumptions: no dividends; contractual life of 2 years; risk-free interest rate of 6.5%; and expected volatility of 70%. The fair value of the warrant of $419,000 at December 31, 1999 and December 31, 2000 is being amortized over two years to cost of sales.

   In December 1999, the Company granted a lender (Note 7) a warrant to purchase 64,615 shares of series C preferred stock at $6.50 per share. The warrant is exercisable through July 20, 2003. The number of shares into which the warrant was convertible was contingent on the date of the Company's initial public offering. Accordingly, the warrants were valued in July 2000 using the Black Scholes option pricing model using $14.00 as a fair value of the underlying preferred stock and the following weighted average assumption: no dividends; contractual life of 3 years; risk free interest rate of 7%; and expected volatility of 90%. The fair value of the warrant of $682,000 is being amortized over forty two months to interest expense.

   Upon exercise, all warrants for preferred stock immediately convert to common stock.

Note 9--Common Stock

   The Company's certificate of incorporation authorized the Company to issue 50,000,000 shares of $0.001 par value common stock. In April 2000, the Company amended its certificate of incorporation to provide for total authorized capital of 138,000,000 shares of common stock and 44,127,000 shares of preferred stock. In July 2000, the Company amended its certificate of incorporation to provide for total authorized capital of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 31, 1999, an aggregate of 1,574,584 shares were issued and outstanding, including an aggregate of 96,354 shares subject to repurchase at a weighted average price of $0.24 per share. In July 2000, the Company completed an initial public offering of 10 million shares of common stock (Note 10). As of December 31, 2000, an aggregate of
49,288,222 shares were issued and outstanding, including an aggregate of 62,085 shares subject to repurchase at a weighted average price of $0.61 per share (Note 12).

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

   During the year ended December 31, 1999, the Company issued 50,000 shares of common stock in exchange for services. The fair value of the common stock of $189,000 was recorded as a marketing expense. In addition, the Company issued 125,000 shares of common stock to board members of the Company. The fair value of the common stock of $350,000 was recorded as a general and administrative expense.

 Warrant for common stock

   In October 1999, the Company granted to a landlord a warrant to purchase 50,000 shares of the Company's common stock at an exercise price of $6.50 per share. As of December 31, 2000, the warrant was outstanding and exercisable and will expire in December 2001. The fair value of the warrant issued was calculated using the Black-Scholes pricing model, using $6.50 as the fair value of the underlying common stock and the following weighted-average assumptions: no dividends; contractual life of 2 years; risk-free interest rate of 6.5%; and expected volatility of 70%. The fair value of the warrant of $136,000 is being amortized over the term of the related lease agreement to general and administrative expense.

 Common stock reserved

   The Company has reserved shares of common stock for issuance as follows:

                                                     December 31, December 31,
                                                         1999         2000
                                                     ------------ ------------
   Conversion of preferred stock....................  29,964,795          --
   Exercise of outstanding options..................   8,754,951   13,122,315
   Exercise of preferred stock warrants.............     988,905    1,053,520
   Exercise of common stock warrant.................      50,000    2,383,333
   Shares available for issuance under employee
    stock purchase plan.............................         --     1,000,000
   Additional shares available for grant under the
    1998 Stock Plan.................................     618,467    3,405,467
                                                      ----------   ----------
     Total..........................................  40,377,118   20,964,635
                                                      ==========   ==========

Note 10--Initial Public Offering

   In July 2000, the Company completed an initial public offering (IPO) of 10 million shares of its common stock, realizing net proceeds of $128 million after underwriters' discounts and other offering expenses. Upon the completion of the IPO, all outstanding shares of the Company's preferred stock converted into approximately 35.3 million shares of common stock.

Note 11--Alliance with Cap Gemini Ernst & Young

   In April 2000, the Company agreed to issue to Ernst & Young L.L.P. ("EY"), on behalf of its consulting division, EY Consulting, four warrants to purchase an aggregate of up to 7,000,000 shares of the Company's common stock at an exercise price of $6.50 per share under the terms of a strategic alliance arrangement. In May 2000, EY completed a sale of substantially all of the business of E&Y Consulting to Cap Gemini, S.A. Upon the completion of this sale, E&Y Consulting assigned to Cap Gemini, S.A. all of its rights and obligations pursuant to its strategic alliance with the Company, including the right to execute the warrants the Company issued to EY on behalf of E&Y Consulting. The consulting business previously conducted by E&Y Consulting is now being carried on by Cap Gemini Ernst & Young U.S., L.L.C. ("CGEY"). Under the April 2000 agreement, CGEY was permitted to exercise the first of these warrants to acquire 4,666,666 shares of common stock during the 90 day period following the Company's July 20, 2000 IPO. The second, third and fourth warrants become exercisable based upon the achievement of target volume revenues resulting from referrals of

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

CGEY in each of the Company's 2000, 2001 and 2002 fiscal years. The Company has determined that CGEY did not achieve the minimum target volume revenues for its 2000 fiscal year and, as a result, the second warrant for 933,333 shares has expired. The third and fourth warrants may be exercised to acquire up to 933,333 and 466,667 shares of common stock, respectively. The value of such performance based warrants is not recorded until earned by CGEY. The warrants are subject to cancellation or repurchase in whole or part under certain circumstances, such as if CGEY breaches a material provision of the agreement. The agreement itself may be terminated prior to the end of the seven-year term by consent of the parties or unilaterally by a party in the event the other party defaults in the performance of a material provision of the agreement, subject to a cure period.

   On September 27, 2000 CGEY exercised its right to convert a portion of the initial warrant representing 2,333,333 shares into 960,810 shares of common stock through a cashless exercise.

   At December 31, 2000, 2,333,333 shares under the initial warrant remained issued and outstanding. The exercise period has been extended to December 31, 2001. The fair value of this warrant was calculated using the Black-Scholes option pricing model, using $2.06 as the fair value of the underlying common stock and the following weighted-average assumptions: no dividends; contractual life of 1.5 years; risk-free interest rate of 7%; and expected volatility of 100%. The fair value of the remaining unexercised initial warrant was $972,000 at December 31, 2000. Amortization expense of $544,000 was recorded as a sales and marketing expense in the year ended December 31, 2000.

   As these are forfeitable under certain circumstances, in accordance with EITF Issue No. 96-18, the fair value of the warrants issued will be remeasured each period using the Black-Scholes option-pricing model. The related charges will be recorded as a sales and marketing expense.

Note 12--Stock Plans

 Stock Option Plan

   Under the Company's 1998 Stock Plan (the "Plan"), the Company was authorized as of December 31, 1999 and December 31, 2000 to issue up to 9,900,000 and 18,500,000 shares of common stock, respectively, to directors, employees, and consultants. The Plan provides for the issuance of stock purchase rights, incentive stock options and nonstatutory stock options. Effective in fiscal year 2000, the Plan provides for automatic annual increases in the number of shares reserved for issuance under the Plan in an amount each year equal to the lesser of 1) 6% of the outstanding amount on such date, 2) 6,000,000 shares or 3) such lesser amount as may be determined by the board of directors.

   Stock purchase rights that have been issued under the Plan are subject to a restricted stock purchase agreement, whereby the Company has the right to repurchase the stock upon the voluntary or involuntary termination of the purchaser's employment with the Company at the original issuance cost. The Company's repurchase right lapses at a rate determined by the Plan administrator, but at a minimum rate of 20% per year. Through December 31, 1999, the Company had issued 475,000 shares under restricted stock purchase agreements, of which 200,000 shares have been repurchased. As of December 31, 1999 and December 31, 2000, 96,354 and 62,085 shares respectively, are subject to repurchase at a weighted average price of $0.24 and $0.61 per share, respectively.

   Under the Plan, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning 10% or less of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

   Under the Plan, options generally expire in 10 years. However, the term of the options may be limited to 5 years if incentive stock options are granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Company's Board of Directors and generally provide for shares to vest over a four-year period.

   A summary of the status of the Company's options under the Plan is as follows:

                                                            Options Outstanding
                                                            --------------------
                                                                        Weighted
                                                 Shares                 Average
                                                Available   Number of   Exercise
                                                for Grant     Shares     Price
                                               -----------  ----------  --------
   Balance, September 1, 1998
     Shares reserved for grant................   7,000,000         --    $ --
     Granted..................................  (2,206,000)  2,206,000   $0.05
     Cancelled................................      71,000     (71,000)  $0.05
                                               -----------  ----------
   Balance, December 31, 1998.................   4,865,000   2,135,000   $0.05
     Shares reserved for grant................   2,900,000         --    $ --
     Granted.................................. (10,527,391) 10,527,391   $0.59
     Exercised................................         --     (526,582)  $0.07
     Cancelled................................   3,380,858  (3,380,858)  $0.06
                                               -----------  ----------
   Balance, December 31, 1999.................     618,467   8,754,951   $0.70
     Shares reserved for grant................   8,600,000         --    $ --
     Granted..................................  (9,220,171)  9,220,171   $5.90
     Exercised................................         --   (1,503,968)  $0.80
     Cancelled................................   3,348,839  (3,348,839)  $2.68
     Repurchases..............................      58,332         --
                                               -----------  ----------
   Balance, December 31, 2000.................   3,405,467  13,122,315   $3.83
                                               ===========  ==========

   Weighted-average fair values per share of options granted during the following years were:

     1998................................................................. $0.06
     1999................................................................. $2.66
     2000................................................................. $4.97

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

   The following table summarizes information concerning options outstanding as of December 31, 2000:

                                                                  Options
                                   Options Outstanding          Exercisable
                             ------------------------------- ------------------
                                         Weighted
                                          Average
                                         Remaining  Weighted           Weighted
                                        Contractual Average            Average
                             Number of     Life     Exercise Number of Exercise
Range of Exercise Prices       Shares     (Years)    Price    Shares    Price
------------------------     ---------- ----------- -------- --------- --------
$0.05-$ 0.35................  1,309,123    8.28      $ 0.21    304,513  $ 0.23
$0.40.......................  2,225,850    8.59      $ 0.40    741,555  $ 0.40
$1.50.......................  1,201,969    8.73      $ 1.50    368,943  $ 1.50
$2.00-2.50..................    945,998    9.42      $ 2.32     91,069  $ 2.00
$3.50-4.00..................  1,293,279    9.47      $ 3.56     86,277  $ 3.50
$4.75.......................  3,927,125    9.80      $ 4.75        --   $  --
$6.50-7.50..................    932,321    9.24      $ 7.37     72,916  $ 7.43
$10.63-14.25................  1,286,650    9.59      $11.76      1,388  $12.00
                             ----------                      ---------
                             13,122,315    9.20      $ 3.83  1,666,661  $ 1.18
                             ==========                      =========

   As of December 31, 1998, 530,625 shares were exercisable at a weighted-average exercise price of $0.05 per share. As of December 31, 1999, 107,207 shares were exercisable at a weighted-average exercise price of $0.35 per share.

 Stock-based compensation

   In connection with stock options granted to employees to purchase common stock, the Company recorded a deferred charge for stock-based compensation of $39,000 for the period from September 1, 1998 (date of inception) to December 31, 1998, $23,473,000 for the year ended December 31, 1999 and $13,910,000 for the year ended December 31, 2000. Such amounts represent, for employee stock options, the difference at the grant date between the exercise price of each stock option granted and the fair value of the underlying common stock. The deferred charges for employee options are being amortized to expenses using the graded vesting approach through fiscal year 2004. Amortization of deferred stock-based compensation expense was $7,000 for the period from September 1, 1998 (date of inception) to December 31, 1998, $8,524,000 for the year ended December 31, 1999 and $15,657,000 for the year ended December 31, 2000. The amortization of deferred stock-based compensation relates to the following items in the accompanying statements of operations (in thousands):

                             For the Period from
                              September 1, 1998
                             (date of inception)
                               to December 31,      Year Ended        Year Ended
                                    1998         December 31, 1999 December 31, 2000
                             ------------------- ----------------- -----------------
   Costs and expenses:
     Application management
      services.............         $ --              $  229            $   579
     Professional services
      and other............            1                 427              1,015
     Research and
      development..........            3                 923              1,591
     Sales and marketing...            1               2,769              4,204
     General and
      administrative.......            2               4,176              8,268
                                    ----              ------            -------
                                    $  7              $8,524            $15,657
                                    ====              ======            =======

   In connection with stock options granted to non-employees to purchase common stock, the Company recorded compensation expense of $57,000 and $348,000 in the years ended December 31, 1999 and 2000,

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS respectively. Such amounts represent, for non-employee options, the deemed fair value of the option at the date of vesting.

 Additional stock plan information

   If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                            For the Period from
                             September 1, 1998
                            (date of inception)
                              to December 31,      Year Ended        Year Ended
                                   1998         December 31, 1999 December 31, 2000
                            ------------------- ----------------- -----------------
   Net loss:
     As reported...........       $(3,201)          $(45,000)         $ (99,823)
     Pro forma.............        (3,211)           (45,749)          (106,174)
   Basic and diluted net
    loss per share:
     As reported...........         (3.89)            (38.96)             (5.15)
     Pro forma.............         (3.90)            (39.61)             (5.42)

   The Company calculated the fair value of each option on the date of grant using the graded vesting approach with the following weighted-average assumptions: no dividends; expected option term of four years; risk free interest rates of 6.0% for the period from September 1, 1998 (date of inception) to December 31, 1998, 6.5% for the year ended December 31, 1999 and 6.03% for the year ended December 31, 2000; and expected volatility of 60% for the period from September 1, 1998 (date of inception) to December 31, 1998 and 70% for the years ended December 31, 1999 and 67% for the year ended December 31, 2000.

 Employee Stock Purchase Plan

   In February 2000, the board of directors approved to reserve 1,000,000 shares for issuance under the Employee Stock Purchase Plan 2000 (the "ESPP"). In addition, the ESPP provides for automatic annual increases in the number of shares reserved for issuance under the ESPP, in an amount each year equal to the lesser of (1) 2.5% of the outstanding shares on such date, (2) 2,500,000 shares or (3) such lesser amount as may be determined by the board of directors.

Note 13--Employee Benefit Plan

   The Company sponsors a qualified 401(k) defined contribution plan (the "Plan") covering substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 25% of their earnings into the Plan. Contributions made by the Company are discretionary, and the Company has not made any contributions since the inception of the Plan.

Note 14--Significant Customer Information and Segment Reporting Information

   The Company has adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. Based on the information provided to the Company's chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company's operations have been classified into two operating segments (i) application management services and (ii) professional services. The operations of the Predecessor were

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS classified in a single operating segment, professional services. Corporate expenses, including those for sales and marketing, general and administrative and research and development, are not allocated to operating segments.

   Disaggregated information is as follows (in thousands):

                                 Application
                                 Management  Professional
                                  Services     Services   Unallocated  Total
                                 ----------- ------------ ----------- --------
For the Period From September
 1, 1998
 (date of inception) through
 December 31, 1998
Revenues.......................   $    --      $ 1,292     $    --    $  1,292
Depreciation and amortization..   $    --      $     3     $     16   $     19
Segment profit (loss)..........   $    --      $   253     $ (3,454)  $ (3,201)
For the Year Ended December 31,
 1999
Revenues.......................   $    746     $ 5,036     $    --    $  5,782
Depreciation and amortization..   $  1,228     $   124     $  3,316   $  4,668
Segment loss...................   $ (5,551)    $(2,719)    $(36,730)  $(45,000)
For the Year Ended December 31,
 2000
Revenues.......................   $ 14,990     $28,571     $    --    $ 43,561
Depreciation and amortization..   $  3,271     $   239     $  5,251   $  8,761
Segment profit (loss)..........   $(17,238)    $ 2,525     $(85,109)  $(99,823)

   The Company does not allocate all assets to its operating segments, nor does it allocate interest revenue or interest expense. In addition, the Company has no foreign operations.

   Significant customer information is as follows:

                                Percent of Total Revenue         Percent of Total Accounts Receivable
                         -------------------------------------- --------------------------------------
                           For the
                         Period from
                         September 1,
                          1998 (date
                              of
                          inception)
                              to       Year Ended   Year Ended
                         December 31, December 31, December 31, December 31, December 31, December 31,
                             1998         1999         2000         1998         1999         2000
                         ------------ ------------ ------------ ------------ ------------ ------------
Customer A..............      43%          19%          --           32%          --           --
Customer B..............      11%          --           --           13%          --           --
Customer C..............      --           18%          --           --           --           --
Customer D..............      --           --           --           --           35%          --
Customer E..............      --           --           12%          --           --           19%
Customer F..............      --           --           --           --           --           12%

Note 15--Related Party Transactions

   In connection with the acquisition of DSCI in September 1998, the Company issued a secured subordinated promissory note for $2,328,000 to a stockholder of the Company. The note was not convertible at the issuance date. The note earned interest at 9.5% per annum and is payable in two equal payments occurring on each of the first two anniversaries of the date of issuance. During 1999, the Company made the first cash payment of $1,336,000 (including principal of $1,110,000 and interest of $226,000) and converted $1,000,000 (including principal of $968,000 and interest of $32,000) into 153,846 shares of series C preferred stock. As of December 31, 1999, the outstanding balance was $250,000. The outstanding balance of the note and all accrued interest was repaid in fiscal 2000.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

   In addition, 3,492,000 shares of the Company's series A preferred stock, valued at $1,643,000, was issued to the same stockholder of the Company as a result of the acquisition of DSCI (Note 2). Such shares were issued under a restricted stock agreement, whereby the Company has the right to repurchase any unvested shares at a price per share of $0.01. The vesting terms are as follows: 1,746,000 shares vest immediately, 582,000 shares vest within one year, and the remaining 1,164,000 shares vest monthly over 36 months. In February 2000, the Company released 422,400 shares of its series A preferred stock held by the stockholder from its rights of repurchase which resulted in additional expense of $93,000 for the year ended December 31, 2000.

   In January 1999, the Company entered into an outsourcer alliance agreement with PeopleSoft for a software license to offer PeopleSoft software to customers of the Company and for other rights and, in March 1999, the Company entered into a software license and services agreement with PeopleSoft for a license to use PeopleSoft software internally. Two directors of the Company are also directors of PeopleSoft. Pursuant to the agreements, the Company paid a total of approximately $7.5 million and $1.7 million to PeopleSoft in 1999 and 2000 respectively, and the Company had an accrued liability to PeopleSoft pursuant to these agreements of approximately $1.8 million and as of December 31, 1999. In September 2000, the Company entered into an agreement with PeopleSoft reducing the amount owed at December 31, 1999 under the outsourcer alliance agreement from $1.8 million to $332,000. This amount was paid in September 2000.

   In the ordinary course of business, the Company has recorded revenue in the year ended December 31, 2000 of $2 million arising from transactions with six companies with which it has directors in common. At December 31, 2000 accounts receivable included approximately $602,000 arising from such transactions.

CORIO, INC______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Corio, Inc.

   We have audited the accompanying balance sheets of Corio, Inc. ("Corio" or the "Company") as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from September 1, 1998 through December 31, 1998 and for the years ended December 31, 1999 and 2000, and the accompanying statements of operations, stockholders' equity (deficit) and cash flows for the period from October 1, 1997 through September 4, 1998 of Data Systems Connectors, Inc. ("DSCI" or the "Predecessor"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   As described in Note 1 of the notes to financial statements, the Company acquired the stock of the Predecessor on September 4, 1998 in a transaction which was accounted for as a purchase business combination. Accordingly, the financial statements of the Company are presented on a different cost basis than the financial statements of the Predecessor and therefore, are not comparable.

   In our opinion, the financial statements of Corio, Inc., referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of its operations and its cash flows for the period from September 1, 1998 through December 31, 1998 and for the years ended December 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.

   In our opinion, the financial statements of Data Systems Connectors, Inc., referred to above present fairly, in all material aspects, the results of operations and cash flows of the Predecessor for the period from October 1, 1997 through September 4, 1998, in conformity with accounting principles generally accepted in the United States of America.

                                                   [Signature Logo of KMPG LLP]

Mountain View, California
January 29, 2001

CORIO, INC_______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                       SELECTED QUARTERLY FINANCIAL DATA
                                  (unaudited)

                                  March 31  June 30   September 30 December 31
                                  --------  --------  ------------ -----------
                                    (in thousands, except per share data)
2000 Quarter Ended:
Net revenues..................... $  5,280  $ 10,393    $ 13,829    $ 14,059
Net loss......................... $(28,519) $(29,138)   $(23,188)   $(18,978)
Series E beneficial conversion
 charge..........................      --        --     $(20,158)        --
Net loss attributable to common
 stockholders.................... $(28,519) $(29,138)   $(43,346)   $(18,978)
Basic and diluted net loss per
 share(1)........................ $ (16.75) $ (14.52)   $  (1.14)   $  (0.39)
Quarterly stock prices(2):
  High...........................      --        --     $  19.69    $   7.06
  Low............................      --        --     $   7.66    $   1.50

1999 Quarter Ended:
Net revenues..................... $    861  $  1,154    $  1,026    $  2,741
Net loss......................... $ (4,373) $ (6,154)   $(14,397)   $(20,076)
Net loss per share............... $  (4.39) $  (7.01)   $ (12.65)   $ (13.56)
Quarterly stock prices(2)........      --        --          --          --

--------
(1) Since inception the Company issued 35,415,000 shares of convertible preferred and mandatorily redeemable preferred stock. Prior to its initial public offering, these shares were excluded from the calculation of diluted net loss per share because their effect was antidilutive. In July 2000, upon completion of the Company's initial public offering of its common stock, all outstanding shares of the Company's preferred stock were converted to shares of common stock.

(2) Quarterly stock prices are presented from the date of the Company's July 2000 initial public offering.

CORIO, INC_______________________________ANNUAL.FINANCIAL REPORT TO STOCKHOLDERS

                             CORPORATE INFORMATION

BOARD OF DIRECTORS
George Kadifa
Chairman of the Board,
President and Chief Executive Officer
Corio, Inc.

James T. Barrett
Director of Global Operations
CapGemini Ernst & Young

Aneel Bhusri
General Partner
Greylock Management

Vinod Khosla
General Partner
Kleiner, Perkins, Caufield & Byers

Jonathan J. Lee
Corio Founder

Ted E. Schlein
Partner
Kleiner, Perkins, Caufield & Byers

Roger S. Siboni
President
Chief Executive Officer
E.piphany

George J. Still, Jr.
General Partner
Norwest Venture Partners

EXECUTIVE OFFICERS
George Kadifa
President
Chief Executive Officer

Bradford J. Boston
Executive Vice President
Operations

Eric J. Keller
Executive Vice President
Chief Financial Officer

John B. Ottman
Executive Vice President
Worldwide Markets
INDEPENDENT AUDITORS
KPMG LLP
500 East Middlefield Road
Mountain View, CA 94043

LEGAL COUNSEL
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304

TRANSFER AGENT
Wells Fargo
161 North Concord Exchange
South St. Paul, MN 55075

STOCK LISTING
Corio, Inc.
Common stock is traded on the Nasdaq Stock
Market under the symbol "CRIO". As of
March 23, 2001 there were approximately
8,800 stockholders of record of Corio common stock.

DIVIDEND POLICY
Corio has never paid cash dividends on our capital stock. We currently anticipate that we will retain all available funds for the use in our business.

ANNUAL MEETING
Corio, Inc.
Corporation's annual meeting of stockholders will be held at 10:00 a.m. on April 25, 2001 at Corio headquarters.

CORIO CORPORATE HEADQUARTERS
959 Skyway Road, Suite 100
San Carlos, California 94070
Tel: (650) 232-3000
Fax: (650) 232-3200
www.corio.com

                                     PROXY

                                  CORIO, INC.

                          959 Skyway Road, Suite 100
                         San Carlos, California 94070

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON APRIL 25, 2001

The undersigned stockholder of Corio, Inc. hereby acknowledges receipt of the 2000 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 2001, for the Annual Meeting of Stockholders of Corio, Inc. to be held on Wednesday, April 25, 2001 at 10:00 a.m., local time, at 959 Skyway Road, Suite 100, San Carlos, CA 94070, hereby revokes all prior proxies, and hereby appoints Eric Keller and John Whittle, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent and to vote, as designated on the reverse side, all shares of Common Stock of Corio, Inc. held of record by the undersigned on March 23, 2001, at the Annual Meeting to be held on April 25, 2001 or any postponement or adjournment thereof.

                CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

Please mark your votes as this example. [X]
Shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted for the election of all directors and for the appointment of the independent auditors.

     1. Election of all nominees listed below to the Board of Directors as Class 1 directors to serve until the Year 2004 Annual Meeting and until their successors have been duly elected and qualified, except as noted (write the names, if any, of nominees for whom you withhold authority to vote).

NOMINEES:  Aneel Bhusri, Glenn W. Marschel, Jr. and Ernest von Simson
           [ ] FOR ALL NOMINEES
           [ ] WITHHOLD FROM ALL NOMINEES
           [ ] ________________________________
               For all nominees except as noted above

     2.    To ratify the appointment of KPMG LLP as independent
           auditors of Corio for the fiscal year ending December 31, 2001.
                [ ] FOR      [ ] AGAINST     [ ] ABSTAIN

     3. In their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

[ ] Mark here for address change and note below

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.


Signature:                               Date:
          --------------------------          --------------------------

Signature:                               Date:
          --------------------------          --------------------------